Exhibt 10.6

EXECUTION COPY

$150,000,000

CREDIT AGREEMENT

among

THE NEWARK GROUP, INC.,

as a Borrower,

NEWARK GROUP INTERNATIONAL B.V.,

as a Borrower,

and

THE DOMESTIC SUBSIDIARIES OF THE BORROWERS

FROM TIME TO TIME PARTIES HERETO,

as Guarantors,

THE LENDERS PARTIES HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

FLEET NATIONAL BANK

and

JPMORGAN CHASE BANK,

as Co-Syndication Agents,

and

CITICORP USA, INC.

and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

Dated as of March 12, 2004

WACHOVIA CAPITAL MARKETS, LLC,

as Lead Arranger and Sole Book Runner

i

Schedules

Schedule 1.1-1	Account Designation Letter
Schedule 1.1-2	Existing Letters of Credit
Schedule 1.1-3	Permitted Liens
Schedule 1.1-4	Existing Employee Loans and Advances
Schedule 1.1-5	Restructuring Add-backs to Consolidated EBITDA
Schedule 2.1(a)	Schedule of Lenders and Commitments
Schedule 2.1(b)(i)	Form of Notice of Borrowing
Schedule 2.1(e)	Form of Revolving Note
Schedule 2.3(d)	Form of Swingline Note
Schedule 2.9	Form of Notice of Conversion/Extension
Schedule 3.12	Subsidiaries
Schedule 3.16	Intellectual Property
Schedule 3.19(a)	Location of Real Property
Schedule 3.19(b)	Chief Executive Offices/Principal Place of Business
Schedule 3.22	Labor Matters
Schedule 3.26	Insurance
Schedule 4.1(b)	Form of Secretary’s Certificate
Schedule 4.1(h)	Form of Solvency Certificate
Schedule 5.10	Form of Joinder Agreement
Schedule 5.13(a)	Locations for Landlord Lien Waivers
Schedule 6.1(b)	Indebtedness
Schedule 9.2	Schedule of Lenders’ Lending Offices
Schedule 9.6(c)	Form of Commitment Transfer Supplement

v

This CREDIT AGREEMENT, dated as of March 12, 2004, is by and among THE NEWARK GROUP, INC., a New Jersey corporation (the “Company”), NEWARK GROUP INTERNATIONAL B.V., a private company with limited liability with its corporate seat in Amsterdam, the Netherlands and a wholly-owned subsidiary of the Company (the “Subsidiary Borrower” and together with the Company each a “Borrower” and collectively, the “Borrowers”), those Domestic Subsidiaries of the Borrowers identified as “Guarantors” on the signature pages hereto and such other Domestic Subsidiaries of the Borrowers as may from time to time become a party hereto (together with the Company, collectively, the “Guarantors”), the several banks and other financial institutions as may from time to time become parties to this Credit Agreement (collectively, the “Lenders”; and individually, a “Lender”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Company has requested that the Lenders make loans and other financial accommodations to the Borrowers in the amount of up to $150,000,000, as more particularly described herein;

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Borrowers on the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS

Section 1.1 Defined Terms.

As used in this Credit Agreement, terms defined in the preamble to this Credit Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Account Designation Letter” shall mean the Notice of Account Designation Letter dated the Closing Date from the Borrowers to the Administrative Agent substantially in the form attached hereto as Schedule 1.1-1.

“Additional Credit Party” shall mean each Person that becomes a Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Administrative Agent” shall have the meaning set forth in the preamble of this Credit Agreement and any successors in such capacity.

“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.2 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Affected Lender” shall have the meaning set forth in Section 2.14(a).

“Affiliate” shall mean as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Aggregate Revolving Committed Amount” shall have the meaning set forth in Section 2.1.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (a) Revolving Loans which are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans”, (b) Revolving Loans which are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Level	Leverage Ratio	Alternate Base Rate Margin for Revolving Loans	LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee	Commitment Fee
I	> 6.00 to 1.0	2.00%	3.00%	.500%

II	> 5.00 to 1.0 but < 6.00 to 1.0	1.75%	2.75%	.500%

III	> 4.25 to 1.0 but < 5.00 to 1.0	1.50%	2.50%	.500%

IV	> 3.50 to 1.0 but < 4.25 to 1.0	1.25%	2.25%	.500%

V	< 3.50 to 1.0	1.00%	2.00%	.375%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Company the quarterly financial information (in the case of the first three fiscal quarters of the Company), annual financial information (in the case of the fourth fiscal quarter of the Company), and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(b) pursuant to which the Company shall notify the Administrative Agent of a change in the applicable pricing level based on the financial information contained therein (each an “Interest Determination Date”). Subject to the last sentence of this definition, such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. Notwithstanding the foregoing, the initial Applicable Percentages shall be set at Level II until the first Interest Determination Date to occur more than six months after the Closing Date. If the Company shall fail to provide the quarterly and annual financial information and certifications in accordance with the provisions of Sections 5.1(b) and 5.2(b), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Company was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio.

“Applicable Time” shall mean, with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Arranger” shall mean Wachovia Capital Markets, LLC, together with its successors and assigns.

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of any Credit Party or any Subsidiary whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include (i) the sale, lease or transfer of assets permitted by Section 6.4(a)(i), (ii)(A), (iii) or (iv) hereof or (ii) any Equity Issuance.

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Borrower” or “Borrowers” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.10(b).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars or Foreign Currencies, as applicable, in the London interbank market and (b) the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of such foreign currency.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States of America or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment and (f) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s.

“Change of Control” shall mean the occurrence of any of the following events: (a) the failure of the Company to own, directly or indirectly, 100% of the combined voting power of all Voting Stock and the economic interests of the Subsidiary Borrower, (b) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Company then in office, (c) the failure of the Permitted Holders and/or Persons that are (i) either trusts for the benefit of any Permitted Holder, (ii) the estate of any Permitted Holder, (iii) the wife or issue of any Permitted Holder, (iv) trusts for the benefit of the wife or issue of any Permitted Holder or (v) any combination of the foregoing, to own directly or indirectly more than 50% of the Voting Stock of the Company or (d) the occurrence a “Change of Control” under and as defined in the Senior Subordinated Note Indenture. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934.

“Closing Date” shall mean the date of this Credit Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents.

“Commitment” shall mean the Revolving Commitment, the LOC Commitment and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.4(a).

“Commitment Percentage” shall mean the Revolving Commitment Percentage and/or the LOC Commitment Percentage, as appropriate.

“Commitment Period” shall mean the period from and including the Closing Date to but not including the Maturity Date.

“Commitment Transfer Supplement” shall mean a Commitment Transfer Supplement, substantially in the form of Schedule 9.6(c).

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

“Company” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Consolidated Capital Expenditures” shall mean, for any period, all capital expenditures (including Capital Lease Obligations) of the Company and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP. The term “Consolidated Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of proceeds derived from Recovery Events received by the Company and its Subsidiaries to the extent that such reinvestment is permitted under the Credit Documents.

“Consolidated EBITDA” shall mean, for any period, the sum (without duplication) of (a) Consolidated Net Income for such period, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) interest expense, (ii) total federal, state, local and foreign income, value added and similar taxes and (iii) depreciation, amortization expense and other non-cash charges, (iv) restructuring charges in the amounts and for the periods set forth on Schedule 1.1-5, (v) other cash restructuring charges in an aggregate amount not to exceed $5,000,000 over the term of this Agreement, (vi) unusual or non-recurring non-cash items (including non-cash restructuring charges) and (vii) non-capitalized fees and expenses incurred in connection with the closing of this Credit Agreement and the Senior Subordinated Notes, all as determined in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, all cash interest expense of the Company and its Subsidiaries (including, without limitation, the interest component under Capital Leases and the net interest payable in connection with Hedging Agreements), as determined in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, net income (excluding extraordinary items and excluding income received from joint venture investments to the extent not received in cash) after taxes for such period of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Continuing Directors” shall mean during any period of 24 consecutive months commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Company (together with any new director whose election by the Company’s board of directors or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved).

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyright Licenses” shall mean any agreement, written or oral, naming any Obligor as licensor and granting any right under any Copyright including, without limitation, any thereof referred to in Schedule 3.16.

“Copyrights” shall mean (a) all registered United States copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, (including, without limitation, registrations, recordings and applications in the United States Copyright Office) including, without limitation, any thereof referred to in Schedule 3.16, and (b) all renewals thereof including, without limitation, any renewals thereof referred to in Schedule 3.16.

“Credit Agreement” shall mean this Credit Agreement, as amended, modified or supplemented from time to time in accordance with its terms.

“Credit Documents” shall mean this Credit Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit, any Commitment Transfer Supplement, the LOC Documents and the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any agreement, document, certificate or instrument related to a Hedging Agreement).

“Credit Party” shall mean any of the Company, the Subsidiary Borrower or the Guarantors, individually or collectively, as appropriate.

“Credit Party Obligations” shall mean, without duplication, (a) all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lenders) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all liabilities and obligations, whenever arising, owing from the Borrowers or any of their Subsidiaries to any Hedging Agreement Provider arising under any Secured Hedging Agreement permitted pursuant to Section 6.1.

“Debt Issuance” shall mean the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries (excluding, for purposes hereof, any Equity Issuance or any Indebtedness of the Company and its Subsidiaries permitted to be incurred pursuant to Section 6.1 hereof).

“Default” shall mean any event which would constitute an Event of Default, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender” shall mean, at any time, any Lender that, at such time (a) has failed to make a Loan required pursuant to the term of this Credit Agreement, including the funding of a Participation Interest in accordance with the terms hereof, (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.

“Determination Date” means with respect to any Extension of Credit:

(a) in connection with the origination of any new Extension of Credit, the Business Day which is the earliest of the date such credit is extended, the date the rate is set or the date the bid is accepted, as applicable;

(b) in connection with any extension, conversion or continuation of an existing Loan, the last Business Day of each month and the Business Day which is the earlier of the date such advance is extended, converted or continued, or the date the rate is set, as applicable, in connection with any extension, conversion or continuation;

(c) in connection with any extension of an existing Letter of Credit, the last Business Day of each month and the Business Day which is the earlier of the date such Letter of Credit is extended or the date the rate is set; or

(d) the date of any reduction of the Revolving Committed Amount pursuant to the terms of Section 2.5; and

in addition to the foregoing, such additional dates not more frequently than once a month as may be determined by the Administrative Agent. For purposes of determining availability hereunder, the rate of exchange for any Foreign Currency shall be the Spot Rate.

“Dollar Amount” shall mean, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount of any Foreign Currency or an amount denominated in such Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Dutch Deed of Pledge” shall mean that certain Deed of Pledge dated as of the Closing Date by and among the Company, the Subsidiary Borrower and the Administrative Agent.

“EMU” shall mean Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” shall mean any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“Equity Issuance” shall mean any issuance by any Credit Party or any Subsidiary to any Person which is not a Credit Party of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants (excluding employee stock options), (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or (d) warrants or options which are exercisable for shares of its Capital Stock. The term “Equity Issuance” shall not include any equity issued in connection with (i) any Asset Disposition or (ii) any Debt Issuance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ESOP Plan” shall mean The Newark Group, Inc. Employees’ Stock Ownership Plan dated as of April 22, 2002, as such ESOP Plan may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“Euro” or “€” shall mean the single currency of Participating Member States of the European Union.

“Euro Unit” shall mean the currency unit of the Euro.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Subsidiaries” shall mean Ridge Finance Corp. and NP Cogen, Inc.

“Existing Letters of Credit” shall mean those certain Letters of Credit issued by Wachovia prior to the Closing Date as more specifically set forth on Schedule 1.1-2 hereto.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fee Letter” shall mean the letter agreement dated December 2, 2003 addressed to the Company from the Administrative Agent and the Arranger, as amended, modified or otherwise supplemented.

“Finance Party” shall mean the Administrative Agent or any Lender.

“Fitch” shall mean Fitch Ratings, Ltd.

“Flood Hazard Property” shall have the meaning set forth in Section 4.1(e)(iv).

“Foreign Currency” shall mean Euro.

“Foreign Currency Equivalent” shall mean, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Currency Loan” shall mean any Loan denominated in a Foreign Currency.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, (e) the principal portion of all obligations of such Person under Capital Leases, (f) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed) but excluding letters of credit issued in favor of a Person’s worker’s compensation insurer (other than with respect to drafts drawn under such letters of credit (to the extent unreimbursed)), (g) except with respect to the ESOP Plan, all preferred Capital Stock or other equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (i) all Indebtedness of others of the type described in clauses (a) through (h) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (j) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (h) hereof, and (k) all Indebtedness of the type described in clauses (a) through (h) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis, subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9 to the provisions of Section 1.3.

“Government Acts” shall have the meaning set forth in Section 2.19.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Guarantor” shall mean (i) with respect to the obligations of the Subsidiary Borrower, the Company and (ii) with respect to all of the obligations of each of the Borrowers, any of the Domestic Subsidiaries of the Borrowers identified as a “Guarantor” on the signature pages hereto and any Additional Credit Party which executes a Joinder Agreement, together with their successors and permitted assigns.

“Guaranty” shall mean the guaranty of the Guarantors set forth in Article X.

“Hedging Agreement Provider” shall mean any Person that enters into (or has previously entered into) a Secured Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.1(f) to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) (i) at the time such Person entered into the Secured Hedging Agreement or (ii) with respect to any Secured Hedging Agreement that was in existence prior to the Closing Date, as of the Closing Date, but, in the case of either clause (i) or (ii), has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap, floor or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all obligations of such Person under Hedging Agreements, excluding any portion thereof which would be accounted for as interest expense under GAAP, (j) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration, (l) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent” shall mean being in a condition of Insolvency.

“Intellectual Property” shall mean all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses.

“Interest Coverage Ratio” shall mean, as of the end of each fiscal quarter of the Company, for the Company and its Subsidiaries on a consolidated basis for the four consecutive quarters ending on such date, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Determination Date” shall have the meaning assigned thereto in the definition of “Applicable Percentage”.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan or Swingline Loan, the last Business Day of each March, June, September and December and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.6(b), the date on which such mandatory prepayment is due.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, subject to availability, as selected by the applicable Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, as selected by the applicable Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii) if the applicable Borrower shall fail to give notice as provided above, such Borrower shall be deemed to have selected an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan;

(iv) no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date; and

(v) no more than eight (8) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“Issuing Lender” shall mean (i) with respect to any Existing Letter of Credit, the Lender set forth opposite each such Existing Letter of Credit on Schedule 1.1-2 and (ii) with respect to all other Letters of Credit, JP Morgan Chase Bank.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.4(c).

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Schedule 5.10, executed and delivered by an Additional Credit Party in accordance with the provisions of Section 5.10.

“Lender” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Letter of Credit” shall mean (a) any letter of credit issued by an Issuing Lender pursuant to the terms hereof and (b) any Existing Letters of Credit, in each case as such Letter of Credit may be amended, modified, extended, renewed or replaced from time to time.

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.4(b).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.4(b).

“Leverage Ratio” shall mean, as of the end of each fiscal quarter of the Company, for the Company and its Subsidiaries on a consolidated basis for the four consecutive quarters ending on such date, the ratio of (a) Funded Debt of the Company and its Subsidiaries on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such four fiscal quarter period.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Foreign Currency, as appropriate, at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars or the applicable Foreign Currency, as appropriate, at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office shown on Schedule 9.2; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Loan” shall mean a Revolving Loan and/or a Swingline Loan as appropriate.

“LOC Commitment” shall mean the commitment of the applicable Issuing Lender to issue Letters of Credit and with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Committed Amount as specified in Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Commitment Percentage” shall mean, for each Lender, the percentage identified as its LOC Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“LOC Committed Amount” shall mean, collectively, the aggregate amount of all of the LOC Commitments of the Lenders to issue and participate in Letters of Credit as referenced in Section 2.2 and, individually, the amount of each Lender’s LOC Commitment as specified in Schedule 2.1(a).

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by each Issuing Lender but not theretofore reimbursed.

“Mandatory Borrowing” shall have the meaning set forth in Section 2.2 or Section 2.3(b)(ii), as the context may require.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the ability of any Borrower or the Guarantors taken as a whole to perform its or their obligations, as applicable, when such obligations are required to be performed, under this Credit Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Credit Agreement, any of the Notes or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Contract” shall mean any contract or other arrangement, whether written or oral, to which the Company or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” shall mean March 12, 2007.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Instruments” shall have the meaning set forth in Section 4.1(e)(i).

“Mortgage Policies” shall have the meaning set forth in Section 4.1(e)(ii).

“Mortgaged Properties” shall have the meaning set forth in Section 4.1(e)(i).

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Currency Unit” shall mean a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

“Net Cash Proceeds” shall mean the aggregate cash proceeds received by any Credit Party or any Subsidiary in respect of any Asset Disposition, Equity Issuance or Debt Issuance, net of (a) direct costs paid or payable as a result thereof (including, without limitation, reasonable legal, accounting and investment banking fees, and sales commissions) and (b) taxes paid or payable as a result thereof; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received by any Credit Party or any Subsidiary in any Asset Disposition, Equity Issuance or Debt Issuance.

“Note” or “Notes” shall mean the Revolving Notes and/or the Swingline Note, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean the written notice of borrowing as referenced and defined in Section 2.1(b)(i) or 2.3(b)(i), as appropriate.

“Notice of Conversion/Extension” shall mean the written notice of conversion or extension as referenced and defined in Section 2.9.

“Obligations” shall mean, collectively, Loans and LOC Obligations and all other obligations of the Credit Parties to the Administrative Agent and the Lenders under the Credit Documents.

“Obligors” shall mean a collective reference to the Company and the Guarantors; and “Obligor” shall mean any of them.

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Parallel Debt” shall mean, with respect to the Company and any currency at any given time, an amount equal to the aggregate amount of the Company’s Underlying Debts at that time expressed in that particular currency.

“Participant” shall have the meaning set forth in Section 9.6(b).

“Participating Member State” shall mean each country so described in any EMU Legislation.

“Participation Interest” shall mean the purchase by a Lender of a participation interest in Letters of Credit as provided in Section 2.2 and in Swingline Loans as provided in Section 2.3.

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to an Obligor of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.16.

“Patents” shall mean (a) all letters patent of the United States or any other country and all reissues and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.16, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, including, without limitation, any thereof referred to in Schedule 3.16.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party or any Foreign Subsidiary of (a) the assets or a majority of the outstanding Voting Stock or economic interests of any Person, (b) any division, line of business or other business unit of any Person or (c) Capital Stock of a joint venture constituting a majority of the Capital Stock of such Person to the extent such Credit Party already owns Capital Stock of such joint venture (such Person or such division, line of business or other business unit of such Person or such joint venture shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 hereof, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent and the Required Lenders that the Credit Parties will be in compliance on a Pro Forma Basis with all of the terms and provisions of the financial covenants set forth in Section 5.9, (iii) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target subject to Permitted Liens and the Target, if a Person, shall have executed a Joinder Agreement in accordance with the terms of Section 5.10, (iv) the Target shall have earnings before interest, taxes, depreciation and amortization for the four fiscal quarter prior to the acquisition date in an amount greater than $0, (v) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Credit Party and the Target, (vi) after giving effect to such acquisition, there shall be at least $15,000,000 of borrowing availability under the Aggregate Revolving Committed Amount and (vii) the total cash consideration for (A) all such acquisitions made during any twelve month period shall not exceed $15,000,000 in the aggregate and (B) all such acquisitions made during the term of this Credit Agreement shall not exceed $20,000,000 in the aggregate.

“Permitted Holder” shall mean any of Edward K. Mullen, Robert H. Mullen or Fred G. von Zuben.

“Permitted Investments” shall mean:

(a) cash and Cash Equivalents;

(b) receivables owing to the Company, the Subsidiary Borrower or any of their Subsidiaries and advances to suppliers, including, without limitation, notes receivable owing from customers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c) Investments in and loans to any Credit Parties (other than the Subsidiary Borrower);

(d) loans and advances to employees in existence as of the Closing Date and set forth on Schedule 1.1-4 and additional loans and advances to employees in an aggregate amount not to exceed $1,000,000 at any time outstanding; provided that such loan or advance is not made in violation of any Requirement of Law;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f) Investments, acquisitions or transactions permitted under Section 6.4(b);

(g) Hedging Agreements to the extent permitted pursuant to Section 6.1;

(h) Permitted Acquisitions;

(i) loans and advances by the Subsidiary Borrower to other Foreign Subsidiaries in an aggregate amount outstanding at any time not to exceed $40,000,000; provided, however that the sum of (x) the aggregate amount of all such loans and advances under this clause (i) plus (y) the aggregate amount of consideration (excluding any amount financed pursuant to Section 6.1(e)) paid by any Credit Party or any Foreign Subsidiary for an acquisition of a Target (or assets of a Target) that is not incorporated, formed or organized in the United States pursuant to clause (h) hereof, shall not exceed $20,000,000 in the aggregate unless the Company has caused the owned and after acquired property of its Foreign Subsidiaries to be subject to first priority, perfected Liens (such Liens to secure the Obligations of the Subsidiary Borrower) in such locations and in such amounts as the Administrative Agent deems necessary at such time;

(j) the Investment in and loan to the Subsidiary Borrower by the Company existing as of the Closing Date and evidenced by that certain promissory note dated September 23, 1999 in an aggregate principal amount outstanding as of the Closing Date of €47,150,000, as such amount may be reduced from time to time (the “B.V. Intercompany Note”); and

(k) additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof, provided that such loans, advances and/or Investments made pursuant to this clause (i) shall not exceed an aggregate amount of $100,000.

“Permitted Liens” shall mean:

(a) Liens created by or otherwise existing, under or in connection with this Credit Agreement or the other Credit Documents in favor of the Administrative Agent on behalf of the Lenders;

(b) Liens in favor of a Hedging Agreement Provider in connection with any Secured Hedging Agreement, but only (i) to the extent such Liens secure obligations under Hedging Agreements with any Lender, or any Affiliate of a Lender, (ii) to the extent such Liens are on the same collateral as to which the Administrative Agent on behalf of the Lenders also has a Lien and (iii) if such Hedging Agreement Provider and the Administrative Agent, on behalf of the Lenders shall share pari passu in the collateral subject to such Liens;

(c) Liens securing purchase money indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c);

(d) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed 60 days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company, the Subsidiary Borrower or their Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor and the aggregate amount of such Liens is less than $100,000;

(f) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in an aggregate amount not to exceed $500,000;

(g) deposits to secure the performance of bids, trade contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(i) Liens existing on the Closing Date and set forth on Schedule 1.1-3; provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be increased, extended, renewed, refunded or refinanced;

(j) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such lien is attached; and

(k) Liens on equipment arising from precautionary UCC financing statements relating to the lease of such equipment to the extent permitted by this Credit Agreement;

(l) Liens on assets existing at the time such assets are acquired in connection with a Permitted Acquisition and not incurred in contemplation thereof, as long as the outstanding principal amount of the Indebtedness secured thereby is not increased after the date the asset is acquired by the Company or any of its Subsidiaries;

(m) statutory Liens on assets of the Subsidiary Borrower created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond); and

(n) other Liens in addition to those permitted by the foregoing clauses securing Indebtedness in an aggregate amount not to exceed $500,000.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean, at any particular time, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean the Pledge Agreement dated as of the Closing Date to be executed in favor of the Administrative Agent by the Obligors, as amended, modified, restated or supplemented from time to time.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent month end preceding the date of such transaction.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Purchasing Lenders” shall have the meaning set forth in Section 9.6(c).

“Recovery Event” shall mean theft, loss, physical destruction or damage, taking or similar event with respect to any property or assets owned by Company, the Subsidiary Borrower or any of their Subsidiaries which results in the receipt by the Company, the Subsidiary Borrower or any of their Subsidiaries of any cash insurance proceeds or condemnation award payable by reason thereof.

“Register” shall have the meaning set forth in Section 9.6(d).

“Related Fund” shall mean, with respect to any Lender or other Person who invests in commercial bank loans in the ordinary course of business, any other fund or trust or entity that invests in commercial bank loans in the ordinary course of business and is advised or managed by such Lender, by an Affiliate of such Lender or other Persons or the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, at any time, Lenders holding in the aggregate more than 50% of (a) the Commitments (and Participation Interests therein) or (b) if the Commitments have been terminated, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding Loans and Participation Interests (including the Participation Interests of each Issuing Lender in any Letters of Credit and of the Swingline Lender in Swingline Loans) provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments, or after termination of the Commitments, the principal balance of the Obligations owing to such Defaulting Lender.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to (a) any Borrower, the President and the Chief Executive Officer or the Chief Financial Officer or (b) any other Credit Party, any duly authorized officer thereof.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Company or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt or (f) the payment by the Borrowers or any of their Subsidiaries of any management or consulting fee to any Person or of any salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such salary, bonus or other form of compensation is not included in the corporate overhead of the Company or such Subsidiary.

“Revaluation Date” shall mean each of the following: (a) each date a LIBOR Rate Loan denominated in a Foreign Currency is made pursuant to Section 2.1; (b) each date a LIBOR Rate Loan denominated in a Foreign Currency is continued pursuant to Section 2.9; (c) the last Business Day of each calendar month; (d) each date a LIBOR Rate Loan denominated in a Foreign Currency is repaid or prepaid hereunder and (e) such additional dates as the Administrative Agent or the Required Lenders shall specify.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal Dollar Amount at any time outstanding up to such Lender’s Revolving Committed Amount.

“Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“Revolving Committed Amount” shall mean the amount of each Lender’s Revolving Commitment as specified on Schedule 2.1(a), as such amount may be reduced from time to time in accordance with the provisions hereof.

“Revolving Loans” shall have the meaning set forth in Section 2.1.

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrowers in favor of each of the Lenders evidencing the Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc.

“Scheduled Asset Dispositions” shall mean the sale, lease, conveyance, disposition or other transfer of the following (including the real estate and other assets related thereto) (i) the paperboard mills in Gardiner, Maine, Lawrence, Massachusetts, Middletown, Ohio, Stockton, California and Newark, New Jersey, (ii) the co-generation facility in Los Angeles, California and (iii) the converted products plants in Vancouver, Washington, Greenville, South Carolina, Osh Kosh, Wisconsin and Mira Loma, California.

“Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedging Agreement Provider, as amended, modified, supplemented, extended or restated from time to time.

“Security Agreement” shall mean the Security Agreement dated as of the Closing Date given by the Company and the other Credit Parties (other than the Subsidiary Borrower) to the Administrative Agent, as amended, modified or supplemented from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreement, the Pledge Agreement, the Dutch Deed of Pledge, the Mortgage Instruments and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Senior Leverage Ratio” shall mean, as of the end of each fiscal quarter of the Company, for the Company and its Subsidiaries on a consolidated basis for the four consecutive quarters ending on such date, the ratio of (a) Funded Debt of the Company and its Subsidiaries on a consolidated basis on the last day of such period less the Subordinated Debt outstanding on such date to (b) Consolidated EBITDA for such four quarter fiscal period.

“Senior Notes” shall mean the Company’s 7.82% Senior Notes due September 15, 2009 in an original principal amount of $75,000,000.

“Senior Subordinated Note Documents” shall mean the Senior Subordinated Note Indenture and the Senior Subordinated Notes, as each may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“Senior Subordinated Note Indenture” shall mean that certain Indenture dated as of the Closing Date by and between the Company, the guarantors from time to time party thereto and The Bank of New York, as trustee, as it may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“Senior Subordinated Notes” shall mean those certain 9 3/4% senior unsecured subordinated notes due 2014 issued by the Company on the Closing Date, as they may be amended, modified, restated or supplemented and in effect from time to time in accordance with the terms hereof.

“Single Employer Plan” shall mean any Plan which is not a Multiemployer Plan.

“Specified Sales” shall mean (a) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (b) the sale, transfer or other disposition of Permitted Investments described in clause (a) of the definition thereof.

“Spot Rate” shall mean, with respect to any Foreign Currency, the rate quoted by Wachovia as the spot rate for the purchase by Wachovia of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Subordinated Debt” shall mean (a) unsecured Indebtedness evidenced by the Senior Subordinated Notes and (b) any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Required Lenders.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Borrower” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.3(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.3(a).

“Swingline Lender” shall mean the Administrative Agent.

“Swingline Loan” or “Swingline Loans” shall have the meaning set forth in Section 2.3(a).

“Swingline Note” shall mean the promissory note of each of the Borrowers in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition.”

“Taxes” shall have the meaning set forth in Section 2.18.

“Trademark License” shall means any agreement, written or oral, providing for the grant by or to a Credit Party of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.16.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress and service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.16, and (b) all renewals thereof, including, without limitation, any thereof referred to in Schedule 3.16.

“Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day. A Tranche may sometimes be referred to as a “LIBOR Tranche”.

“Transfer Effective Date” shall have the meaning set forth in each Commitment Transfer Supplement.

“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Type” shall mean, as to any Loan, its nature as an Alternate Base Rate Loan or LIBOR Rate Loan, as the case may be.

“Underlying Debts” shall mean, at any given time, the amount of the Credit Party Obligations (whether matured or not) owing by the Company at that time to a Finance Party (other than the Company’s Parallel Debts).

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wachovia” shall mean Wachovia Bank, National Association, together with its successors and/or assigns.

“Works” shall mean all works that are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Credit Agreement shall have the defined meanings when used in the Notes or other Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3 Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company delivered to the Lenders; provided that, if the Company shall notify the Administrative Agent that it wishes to amend any covenant in Section 5.9 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 5.9 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

The Company shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements as to which no objection shall have been made in accordance with the provisions above and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 5.9, (i) after consummation of any Permitted Acquisition,

(A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Required Lenders, and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after consummation of any disposition of Property permitted by Section 6.4(a)(i), (ii) and (v), (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Property disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Required Lenders and (B) Indebtedness retired in connection with such Asset Disposition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period.

Section 1.4 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Extensions of Credit and amounts outstanding hereunder denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Amount as so determined by the Administrative Agent.

(b) Wherever in this Credit Agreement in connection with an Extension of Credit, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency), as determined by the Administrative Agent.

Section 1.5 Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.

(a) Each obligation of the Borrowers to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) References herein to minimum Dollar Amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1 Revolving Loans.

(a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars to the Company and revolving credit loans in Foreign Currencies to the Subsidiary Borrower from time to time in an aggregate principal Dollar Amount of up to ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.5, the “Aggregate Revolving Committed Amount”) for the purposes hereinafter set forth; provided, however, that (i) the aggregate principal Dollar Amount of revolving credit loans made to the Subsidiary Borrower shall not exceed $40,000,000, (ii) with regard to each Lender individually, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of such Lender’s Revolving Commitment Percentage of outstanding Revolving Loans plus such Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Lender’s LOC Commitment Percentage of LOC Obligations shall not exceed such Lender’s Revolving Committed Amount, and (iii) with regard to the Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the applicable Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, (A) Revolving Loans denominated in Foreign Currencies shall consist solely of LIBOR Rate Loans and (B) Revolving Loans made on the Closing Date or on any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans. LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Company may request a Revolving Loan borrowing on behalf of itself or the Subsidiary Borrower by written notice (or telephone notice promptly confirmed in writing which confirmation may be by fax) to the Administrative Agent not later than 12:00 Noon (Charlotte, North Carolina time) on the

Business Day prior to the date of requested borrowing in the case of Alternate Base Rate Loans denominated in Dollars, on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans denominated in Dollars, and on the fourth Business Day prior to the date of the requested borrowing in the case of all LIBOR Rate Loans denominated in Foreign Currencies. Each such request for borrowing shall be irrevocable and shall specify (A) the applicable Borrower, (B) that a Revolving Loan is requested, (C) the date of the requested borrowing (which shall be a Business Day), (D) the currency and the aggregate principal amount to be borrowed, (E) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) and currency therefor. A form of Notice of Borrowing (a “Notice of Borrowing”) is attached as Schedule 2.1(b)(i). If the Company shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (II) the type of Revolving Loan requested, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder (unless such notice indicates that the requested borrowing is to be made in a Foreign Currency, in which case, such notice shall be deemed to be a request for a LIBOR Rate Loan hereunder), or (III) the currency of the Revolving Loan requested, (x) if such request is made by the Company on its behalf, then such notice shall be deemed to be a request for a Revolving Loan denominated in Dollars and (y) if such request is made by the Company on behalf of the Subsidiary Borrower, then such notice shall be deemed to be a request for a Revolving Loan denominated in Euro. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Lender’s share thereof.

(ii) Minimum Amounts. Each Revolving Loan which is an Alternate Base Rate Loan shall be in a minimum aggregate Dollar Amount of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Aggregate Revolving Committed Amount, if less). Each Revolving Loan which is a LIBOR Rate Loan shall be in a minimum aggregate Dollar Amount of $2,500,000 and in integral multiples of $1,000,000 in excess thereof.

(iii) Advances. Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent, for the account of the applicable Borrower, in Dollars or the applicable Foreign Currency and in funds immediately available to the Administrative Agent, at the Administrative Agent’s Office by (A) 12:00 Noon on the date specified in the applicable Notice of Borrowing in the case of any Revolving Loan denominated in Dollars and (B) the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan denominated in a Foreign Currency. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent by crediting the account of the applicable Borrower on the books of the Administrative Agent’s Office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d) Interest. Subject to the provisions of Section 2.8, Revolving Loans shall bear interest as follows:

(i) Alternate Base Rate Loans. During such periods as Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage; and

(ii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e) Revolving Notes. Each Lender’s Revolving Committed Amount shall be evidenced by a duly executed promissory note of each of the Borrowers to such Lender in substantially the form of Schedule 2.1(e).

Section 2.2 Letter of Credit Subfacility.

(a) Issuance. The applicable Issuing Lenders have heretofore issued the Existing Letters of Credit. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the applicable Issuing Lender may reasonably require, during the Commitment Period the applicable Issuing Lender shall issue, and the Lenders shall participate in, Letters of Credit for the account of the Company and its Subsidiaries from time to time upon request in a form acceptable to the applicable Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed NINETY-FIVE MILLION DOLLARS ($95,000,000) (the “LOC Committed Amount”), (ii) with regard to the Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate Revolving Committed Amount, (iii) all Letters of Credit shall be denominated in U.S. Dollars and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, and trade letters of credit. Except as otherwise expressly agreed upon by all the Lenders, no Letter of Credit shall have an original expiry date later than the date that is thirty (30) days prior to the Maturity Date; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Company or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as extended, shall have an expiry date extending beyond the date that is thirty (30) days prior to the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $100,000. JP Morgan Chase Bank shall be the Issuing Lender on all Letters of Credit issued after the Closing Date. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be governed by the terms and conditions hereof.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the applicable Issuing Lender (with a copy to the Administrative Agent) at least three (3) Business Days prior to the requested date of issuance. Promptly after receipt of any request for the issuance or amendment of a Letter of Credit, the applicable Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such request from the Company and, if not, the applicable Issuing Lender will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Lender has received written notice from any Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more of the applicable conditions contained in Section 4.2 shall not then be satisfied, the applicable Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Company or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Lender’s usual and customary business practices. Each Issuing Lender will (i) promptly upon request by the Administrative Agent, (ii) upon receipt of any request by any Issuing Lender for the issuance or amendment of any Letter of Credit and (iii) in any event, promptly after the end of each calendar month provide to the Administrative Agent for dissemination to the Lenders a summary report of the nature and extent of the LOC Obligations then outstanding and a detailed report specifying the Letters of Credit which are then issued by such Issuing Lender and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. Each Issuing Lender will further provide to the Administrative Agent promptly upon issuance or amendment copies of the Letters of Credit issued or amended by such Issuing Lender.

(c) Participations. Each Lender, upon issuance of a Letter of Credit (or, with respect to the Existing Letters of Credit, automatically, without any action by any Person, as of the Closing Date), shall be deemed to have purchased without recourse a risk participation from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its LOC Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the applicable Issuing Lender therefor and discharge when due, its LOC Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that an Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Lender shall pay to such Issuing Lender its LOC Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by the applicable Issuing Lender of an unreimbursed drawing pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Lender to so reimburse the Issuing Lenders shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrowers to reimburse each Issuing Lender under any Letter of Credit issued by such Issuing Lender, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the applicable Issuing Lender will promptly notify the Company and the Administrative Agent. The Company shall reimburse such Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Company shall fail to reimburse such Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Base Rate Loans plus two percent (2%) for so long as such amount shall be unreimbursed. Unless the Company shall immediately notify the applicable Issuing Lender and the Administrative Agent of its intent to otherwise reimburse such Issuing Lender, the Company shall be deemed to have requested a Revolving Loan (a “Mandatory Borrowing”) in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. The Company’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Company may claim or have against any Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Company to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The applicable Issuing Lender will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of such Issuing Lender in Dollars and in immediately available funds, the amount of such Lender’s LOC Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the applicable Issuing Lender if such notice is received at or before 2:00 p.m. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the applicable Issuing Lender in full upon such request at set forth above, such Lender shall, on demand, pay to the Administrative Agent for the account of such Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the applicable Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Lender’s obligation to make such payment to each of the Issuing Lenders, and the right of each Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. To the extent an Issuing Lender receives payment from the Company following the reimbursement by the Lenders to such Issuing Lender as set forth herein, such Issuing Lender shall promptly pay over to the Administrative Agent for pro rata distribution to the Lenders such duplicative amount.

(e) Repayment with Revolving Loans. On any day on which the Company shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Mandatory Borrowing shall be made on the day such notice is received by such Lender from the Administrative Agent if such notice is received at or before 2:00 p.m. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2). The proceeds of such Mandatory Borrowing shall be paid directly to the applicable Issuing Lender for application to the respective LOC Obligations. Each Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory Borrowing, or (vi) any reduction in the Aggregate Revolving Committed Amount after any such Letter of Credit may have been drawn upon; provided, however, that in the event any such Mandatory Borrowing should be less than the minimum amount for borrowings of Revolving Loans otherwise provided in Section 2.1(b)(ii), the Company shall pay to the Administrative Agent for its own account an administrative fee of $500. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Lender’s unfunded Participation Interest therein shall bear interest payable by such Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g) Uniform Customs and Practices. Each Issuing Lender shall have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the “UCP”), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

Section 2.3 Swingline Loan Subfacility.

(a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars to the Company (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed FIVE MILLION DOLLARS ($5,000,000) (the “Swingline Committed Amount”), and (ii) with regard to the Lenders collectively, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. The Swingline Lender will make Swingline Loans available to the Company on any Business Day upon request made by the Company not later than 12:00 Noon (Charlotte, North Carolina time) on such Business Day. A notice of request for Swingline Loan borrowing shall be made in the form of Schedule 2.1(b)(i) with appropriate modifications. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Maturity Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Company and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Company shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (i) the Maturity Date, (ii) the occurrence of any Event of Default described in Section 7.1(e), (iii) upon acceleration of the Credit Party Obligations hereunder, whether on account of an Event of Default described in Section 7.1(e) or any other Event of Default, and (iv) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Borrowing”). The Administrative Agent will notify the other Lenders of the request (or deemed request) by the Borrower for Revolving Loans to repay such Swingline Loans. Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing on the day such notice is received by such Lender from the Administrative Agent if such notice is received at or before 2:00 p.m. (Charlotte, North Carolina time), otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received, in the amount and in the manner specified in the preceding sentence notwithstanding (I) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (V) the date of such Mandatory Borrowing, or (VI) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c) Interest on Swingline Loans. Subject to the provisions of Section 2.8, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Company to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.3(d).

Section 2.4 Fees.

(a) Commitment Fee. In consideration of the Revolving Commitment, the Borrowers agree to pay to the Administrative Agent for the ratable benefit of the Lenders a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused amount of the Aggregate Revolving Committed Amount. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Aggregate Revolving Committed Amount but Swingline Loans shall not be considered usage of the Aggregate Revolving Committed Amount. The Commitment Fee shall be payable quarterly on the last Business Day of each calendar quarter.

(b) Letter of Credit Fees. In consideration of the LOC Commitments, the Borrowers agree to pay to the Administrative Agent for the ratable benefit of the Lenders (including the Issuing Lenders) a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each such standby Letter of Credit from the date of issuance to the date of expiration. In addition to such Letter of Credit Fee, each Issuing Lender shall charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of one-eighth of one percent (.125%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Letter of Credit Fee and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter.

(c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Company shall pay to the applicable Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lenders with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”).

(d) Administrative Fee. The Company agrees to pay to the Administrative Agent the annual administrative fee as described in the Fee Letter.

Section 2.5 Commitment Reductions.

(a) Voluntary Reductions. The Borrowers shall have the right to terminate or permanently reduce the unused portion of the Aggregate Revolving Committed Amount at any time or from time to time upon not less than five Business Days’ prior notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum Dollar Amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent, provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the sum of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations would exceed the Aggregate Revolving Committed Amount.

(b) Mandatory Reductions. On any date that the Revolving Loans are required to be prepaid pursuant to the terms of Section 2.6(b)(ii), the Aggregate Revolving Committed Amount shall be automatically permanently reduced by the amount of such required prepayment and/or reduction to the extent required pursuant to Section 2.6(b)(vi).

(c) Maturity Date. The Revolving Commitment, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Maturity Date.

Section 2.6 Prepayments.

(a) Optional Prepayments. The Borrowers shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of a Revolving Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof, and each partial prepayment of a Swingline Loan shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof. The applicable Borrower shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable); provided that the Company may provide such notice on behalf of the Subsidiary Borrower. Prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.6(a) shall be subject to Section 2.17, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Revolving Loans and the Swingline Loans may be reborrowed in accordance with the terms hereof.

(b) Mandatory Prepayments.

(i) Aggregate Revolving Committed Amount. If at any time after the Closing Date, the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall exceed the Aggregate Revolving Committed Amount, the Borrowers immediately shall prepay the Loans and cash collateralize the LOC Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (vi) below).

(ii) Asset Dispositions. Promptly following (x) any Asset Dispositions (other than Scheduled Asset Dispositions) in excess of $2,000,000 in the aggregate in any fiscal year and (y) any Scheduled Asset Dispositions in excess of $25,000,000 in the aggregate over the term of this Agreement, the Borrowers shall prepay the Loans in an aggregate amount equal to the Net Cash Proceeds derived from such Asset Disposition (such prepayment to be applied as set forth in clause (vi) below); provided, however, that such Net Cash Proceeds shall not be required to be so applied to the extent the Borrowers deliver to the Administrative Agent a certificate stating that they intend to use such Net Cash Proceeds to acquire fixed or capital assets within 270 days of the receipt of such Net Cash Proceeds, it being expressly agreed that any Net Cash Proceeds not so reinvested shall be applied to prepay the Loans and, to the extent, and only for so long as, the Company would be unable at such time to satisfy the conditions precedent for Extensions of Credit set forth in Section 4.2, cash collateralize the LOC Obligations immediately thereafter.

(iii) Debt Issuances. Immediately upon receipt by any Credit Party of proceeds from any Debt Issuance, the Borrowers shall prepay the Loans and cash collateralize the LOC Obligations in an aggregate amount equal to seventy-five percent (75%) of the Net Cash Proceeds of such Debt Issuance to the Lenders (such prepayment to be applied as set forth in clause (vi) below).

(iv) Equity Issuances. Immediately upon receipt by any Credit Party of proceeds from any Equity Issuance, the Borrowers shall prepay the Loans in an aggregate amount equal to seventy-five percent (75%) of the Net Cash Proceeds of such Equity Issuance (such prepayment to be applied as set forth in clause (vi) below).

(v) Recovery Event. To the extent cash proceeds received in connection with all Recovery Events in any fiscal year exceeds $250,000 in the aggregate and are not used to acquire fixed or capital assets in replacement of the assets subject to such Recovery Events within 270 days of the receipt of such cash proceeds, immediately following the 270th day occurring after the receipt of such cash proceeds, the Borrowers shall prepay the Loans and, to the extent, and only for so long as, the Company would be unable at such time to satisfy the conditions precedent for Extensions of Credit set forth in Section 4.2, cash collateralize the LOC Obligations in an aggregate amount equal to one hundred percent (100%) of such cash proceeds (such prepayment to be applied as set forth in clause (vi) below).

(vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.6(b) shall be applied, to the Revolving Loans (with a corresponding reduction in the Aggregate Revolving Committed Amount for all payments made pursuant to Section 2.6(b)(ii) to the extent the aggregate amount of Net Cash Proceeds so applied exceeds $15,000,000 during the term of this Agreement) and then (after all Revolving Loans have been repaid) and, to the extent, and only for so long as, the Company would be unable at such time to satisfy the conditions precedent for Extensions of Credit set forth in Section 4.2, to a cash collateral account in respect of LOC Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.6(b) shall be subject to Section 2.17 and be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.6 shall not affect the Borrowers’ obligation to continue to make payments under any Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Hedging Agreement.

Section 2.7 Minimum Principal Amount of Tranches.

All borrowings, payments and prepayments in respect of Revolving Loans shall be in such amounts and be made pursuant to such elections so that after giving effect thereto the aggregate principal Dollar Amount (determined as of the most recent Determination Date) of the

Revolving Loans comprising any Tranche shall be (a) with respect to Alternate Base Rate Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof, and (ii) with respect to LIBOR Rate Loans, $2,500,000 or a whole multiple of $1,000,000 in excess thereof.

Section 2.8 Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, at the discretion of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Alternate Base Rate plus the Applicable Percentage plus 2%).

Section 2.9 Conversion Options.

(a) The Borrowers may, in the case of Revolving Loans, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans, by giving the Administrative Agent at least three Business Days’ prior irrevocable written notice of such election. A form of Notice of Conversion/Extension is attached as Schedule 2.9. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof.

(b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the applicable Borrower with the notice provisions contained in Section 2.9(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan denominated in Dollars at the end of the applicable Interest Period with respect thereto. If the applicable Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.10 Computation of Interest and Fees.

(a) Interest payable hereunder with respect to Alternate Base Rate Loans shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed, other than with respect to Loans denominated in Foreign Currencies, in which case the calculation shall be based on the norm or convention for such country for a particular Foreign Currency. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrowers and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the computations used by the Administrative Agent in determining any interest rate.

Section 2.11 Computations, Pro Rata Treatment and Payments.

(a) Each payment on account of an amount due from a Borrower hereunder or under any other Credit Document shall be made by such Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment as provided herein in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in a Foreign Currency shall be payable in the same Foreign Currency as such Loan. Upon request, the Administrative Agent will give the Borrowers a statement showing the computation used in calculating such amount, which statement shall be conclusive in the absence of manifest error. The obligation of the Borrowers to make each payment on account of such amount in the currency in which such amount is denominated shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent such tender or recovery shall result in the actual receipt by the Administrative Agent of the full amount in the appropriate currency payable hereunder. The Borrowers agree that their obligation to make each payment on account of such amount in the currency in which such amount is denominated shall be enforceable as an additional or alternative claim for recovery in such currency of the amount (if any) by which such actual receipt shall fall short of the full amount of such currency payable hereunder, and shall not be affected by judgment being obtained for such amount.

(b) Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Lenders. Each payment under this Credit Agreement or any Note shall be applied, first, to any fees then due and owing by the Borrowers pursuant to Section 2.4, second, to interest then due and owing in respect of the Notes of the Borrowers and, third, to principal then due and owing hereunder and under the Notes of the Borrowers. Each payment on account of any fees pursuant to Section 2.4 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fee and the Issuing Lender Fees). Each optional prepayment of the Loans shall be applied in accordance with Section 2.6(a) and each mandatory prepayment of the Loans shall be applied in accordance with Section 2.6(b).

Payments made pursuant to Section 2.14 shall be applied in accordance with such section. All payments (including prepayments) to be made by a Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in Section 2.18(b)), shall be made to the Administrative Agent for the account of the Lenders in immediately available funds at the Administrative Agent’s Office and (i) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 12:00 Noon on the date when due and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due. Any payment received after the foregoing deadlines shall be deemed received on the next Business Day. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(c) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the exercise of remedies by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;

SECOND, to the payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including with respect to any Hedging Agreement between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Hedging Agreement is permitted by Section 6.1, any fees, premiums and scheduled periodic payments due under such Hedging Agreement and any interest accrued thereon;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Hedging Agreement between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Hedging Agreement is permitted by Section 6.1, any breakage, termination or other payments due under such Hedging Agreement and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses ”FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses ”THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause ”FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lenders from time to time for any drawings under such Letters of Credit issued by each such Issuing Lender and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses ”FIFTH” and “SIXTH” above in the manner provided in this Section 2.11(c).

Section 2.12 Non-Receipt of Funds by the Administrative Agent.

(a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the applicable Borrower, and the applicable Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the applicable Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the applicable Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the applicable Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

(b) Unless the Administrative Agent shall have been notified in writing by the applicable Borrower, prior to the date on which any payment is due from any Borrower hereunder (which notice shall be effective upon receipt) that such Borrower does not intend to make such payment, the Administrative Agent may assume that such Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if such Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c) A certificate of the Administrative Agent submitted to any Borrower or any Lender with respect to any amount owing under this Section 2.12 shall be conclusive in the absence of manifest error.

Section 2.13 Inability to Determine Interest Rate.

Notwithstanding any other provision of this Credit Agreement, if (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (ii) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that a Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to such Borrower, and the Lenders at least two Business Days prior to the first day of such Interest Period. If such notice is given (a) any Foreign Currency Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the applicable Borrower, in Dollars as Alternate Base Rate Loans or such request shall be cancelled, (b) any affected LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the applicable Borrower, in Dollars as Alternate Base Rate Loans and (c) any affected Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued, at the sole option of the applicable Borrower, in Dollars as Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.14 Illegality.

(a) Notwithstanding any other provision herein, if (i) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority to any Lender shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Credit Agreement, or (ii) there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Lender to make Loans denominated in any Foreign Currency to the applicable Borrower, as contemplated by this Credit Agreement, then such Lender, together with Lenders giving notice under Section 3.8 and 3.10, shall be an “Affected Lender” and by written notice to the Borrowers and to the Administrative Agent:

(i) such Lender may declare that LIBOR Rate Loans (in the affected currency or currencies) will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Lender hereunder, whereupon any request for a LIBOR Rate Loan (in the affected currency or currencies) shall, as to such Lender only (A) if such Loan is not a Foreign Currency Loan, be deemed a request for a Alternate Base Rate Loan (unless it should also be illegal for the Affected Lender to provide a Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Lender, and so long as no Event of Default shall have occurred and be continuing, the Borrowers), unless such declaration shall be subsequently withdrawn and (B) if such Loan is a Foreign Currency Loan, be deemed to have been withdrawn, unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding LIBOR Rate Loans or Foreign Currency Loans (in the affected currency or currencies), as the case may be, made by it be (A) if such Loans are not Foreign Currency Loans, converted to Alternate Base Rate Loans, in which event all such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below or (B) if such Loans are Foreign Currency Loans, repaid immediately, in which event all such Foreign Currency Loans (in the affected currency or currencies) shall be required to be repaid in full by the Borrowers as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above with respect to any Loans with are not Foreign Currency Loans, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Rate Loans that would have been made by such Lender or the converted LIBOR Rate Loans of such Lender shall instead be applied to repay the Alternate Base Rate Loans made by such Lender in lieu of, or resulting from the conversion, of such LIBOR Rate Loans.

(b) For purposes of this Section 2.14, a notice to the Borrowers by any Lender shall be effective as to each such Loan, if lawful, on the last day of the Interest Period currently applicable to such Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

Section 2.15 Unavailability.

In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a LIBOR Rate Loan of any amount, Interest Period or currency, the Administrative Agent shall have determined or shall have been notified by the Required Lenders (a) that deposits in the relevant amount in the relevant currency and for the relevant Interest Period are not available in the relevant market to any Lender, or that reasonable means do not exist for ascertaining the LIBOR Rate for any such Loan, or (b) that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its LIBOR Rate Loan during such Interest Period, the Administrative Agent shall promptly give written or telecopy notice of such determination to the Borrowers and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, any request by any Borrower for a LIBOR Rate Loan of the affected amount, Interest Period or currency, or a conversion to or continuation of a LIBOR Rate Loan of the affected amount, Interest Period or currency shall be deemed rescinded. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

Section 2.16 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit or any application relating thereto, any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining LIBOR Rate Loans or the Letters of Credit or to reduce any amount receivable hereunder or under any Note, then, in any such case, the Borrowers shall promptly pay such

Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender reasonably deems to be material as determined by such Lender with respect to its LIBOR Rate Loans or Letters of Credit. A certificate setting forth in reasonable detail the basis for any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrowers shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender to be material.

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrowers shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate setting forth in reasonable detail the basis for any such additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Borrowers shall be conclusive absent manifest error.

(c) The agreements in this Section 2.16 shall survive the termination of this Credit Agreement and payment of the Credit Party Obligations.

Section 2.17 Indemnity.

The Borrowers hereby agree to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by any Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by any Borrower in accepting a borrowing after such Borrower has given a notice in accordance with the terms hereof, (c) default by any Borrower in making any prepayment after such Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by any Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Borrowers (which certificate must be delivered to the Administrative Agent within thirty days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Credit Agreement and payment of the Credit Party Obligations.

Section 2.18 Taxes.

(a) All payments made by the Borrowers hereunder or under any Note shall be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or in which such Lender maintains any permanent establishment, or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments, interest, penalties or other similar charges or liabilities being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrowers agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Credit Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The Borrowers will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by the applicable Borrower. The Borrowers agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrowers and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 9.6(d) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note. In addition, each Lender agrees that it will deliver upon any Borrower’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately succeeding sentence, (A) the Borrowers shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to the Borrowers U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (B) the Borrowers shall not be obligated pursuant to Section 2.18(a) hereof to gross-up payments to be made to a Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Borrowers the Internal Revenue Service Forms required to be provided to the Borrowers pursuant to this Section 2.18(b) or (II) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the Borrowers, jointly and severally, agree to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deduction or withholding of Taxes, provided however, the Subsidiary Borrower shall only be severally liable to the extent of its obligations hereunder.

(c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(d) If any Borrower pays any additional amount pursuant to this Section 2.18 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of Taxes or credit against its Tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the applicable Borrower an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the applicable Borrower. In the event that no refund or credit is obtained with respect to a Borrower’s payments to such Lender pursuant to this Section 2.18, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.18 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.18 to the Borrowers or any other party.

(e) The agreements in this Section 2.18 shall survive the termination of this Credit Agreement and the payment of the Credit Party Obligations.

Section 2.19 Indemnification; Nature of Issuing Lenders’ Duties.

(a) In addition to its other obligations under Section 2.2, each of the Borrowers hereby agree to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by it or (ii) the failure of such Issuing Lender to honor a drawing under a Letter of Credit issued by it as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b) As between the Borrowers and the Issuing Lenders, the Borrowers shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuing Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the applicable Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the applicable Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrowers. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify each Issuing Lender against any and all risks involved in the issuance of the Letters of Credit issued by it, all of which risks are hereby assumed by the Borrowers, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. No Issuing Lender shall, in any way, be liable for any failure by such Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Issuing Lender.

(d) Nothing in this Section 2.19 is intended to limit the reimbursement obligation of the Borrowers contained in Section 2.2(d) hereof. The obligations of the Borrowers under this Section 2.19 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of any Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 2.19, the Borrowers shall have no obligation to indemnify an Issuing Lender in respect of any liability incurred by such Issuing Lender arising out of the gross negligence or willful misconduct of such Issuing Lender (including action not taken by the Issuing Lender), as determined by a court of competent jurisdiction.

(f) To the extent the Borrowers fail to pay any amount required to be paid by the Borrowers to an Issuing Lender under this Section 2.19, each Lender severally agrees to pay to the applicable Issuing Lender, such Lender’s LOC Commitment Percentage (determined as of the time the applicable indemnity payment is sought) of such unpaid amount; provided that the indemnified claim, demand, liability, damage, loss, cost, charge or expense (including reasonable attorneys’ fees) was incurred by or asserted against such Issuing Lender in its capacity as such.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1 Financial Condition.

The Company has delivered to the Administrative Agent and the Lenders (a) balance sheets and the related statements of income and of cash flows of the Company and its Subsidiaries for the fiscal years ended April 30, 2001, 2002 and 2003 audited by a nationally recognized independent accounting firm, (b) company-prepared unaudited balance sheet and related statements of income and cash flows for the quarter ending October 31, 2003, (c) company-prepared pro forma balance sheet and related statements of income and cash flows for the quarter ending thirty days prior to the Closing Date, in form and substance reasonably satisfactory to the Arranger and the Administrative Agent and (d) three-year projections of the Company, all in form and substance satisfactory to the Administrative Agent and certified by the chief financial officer of the Company that they fairly present the financial condition of the Company and its Subsidiaries as of the dates indicated and that (i) with respect to the audited and unaudited financial statements, the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (ii) with respect to the pro forma balance sheet and the projections, were prepared in good faith based upon reasonable assumptions.

Section 3.2 No Change.

Since April 30, 2003 (and, after delivery of annual audited financial statements in accordance with Section 5.1(a), from the date of the most recently delivered annual audited financial statements) there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3 Corporate Existence; Compliance with Law.

Each of the Company and the other Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority and the legal right to own and operate all its material property, to lease the material property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4 Corporate Power; Authorization; Enforceable Obligations.

Each of the Company and the other Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by the Company or the other Credit Parties (other than those which have been obtained) or with the validity or enforceability of any Credit Document against the Company or the other Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party has been duly executed and delivered on behalf of the Company or the other Credit Parties, as the case may be. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of the Company or the other Credit Parties, as the case may be, enforceable against the Company or such other Credit Party, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5 No Legal Bar; No Default.

The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Loans will not violate any Requirement of Law or any Contractual Obligation of the Company or any other Credit Party (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents. Neither the Company nor any other Credit Party is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.6 No Material Litigation.

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any Subsidiaries of the Credit Parties or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby, or (b) which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Section 3.7 Investment Company Act.

Neither the Company nor any other Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any other Credit Party is a subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

Section 3.8 Margin Regulations.

No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 and the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9 ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except to the extent that any such occurrence or failure to comply would not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period which could reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which, as determined in accordance with GAAP, could reasonably be expected to have a Material Adverse Effect. No Borrower nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect.

Section 3.10 Environmental Matters.

Except for matters which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) The facilities and properties owned, leased or operated by the Company and the other Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b) The Properties and all operations of the Company and the other Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Company and the other Credit Parties or any of their Subsidiaries (the “Business”).

(c) Neither the Company nor any of the other Credit Parties has received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Company or any of the other Credit Parties nor any of their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company and the other Credit Parties, threatened, under any Environmental Law to which the Company or any other Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Company or any other Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

Section 3.11 Purpose of Loans.

The proceeds of the Extensions of Credit shall be used by the Borrowers solely (i) to refinance certain existing Indebtedness of the Borrowers, (ii) to replace existing standby letters of credit of the Borrowers, (iii) to pay fees and expenses owing to the Lenders and the Administrative Agent in connection with this Credit Agreement and (iv) to provide for the working capital and general corporate requirements of the Company and its Subsidiaries (including Permitted Acquisitions and capital expenditures).

Section 3.12 Subsidiaries.

Set forth on Schedule 3.12 is a complete and accurate list of all Subsidiaries of the Credit Parties. Information on the attached Schedule includes the following: (i) state of incorporation; (ii) the number of shares of each class of Capital Stock or other equity interests outstanding; (iii) the number and percentage of outstanding shares of each class of stock; and (iv) the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non-assessable and is owned, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents).

Section 3.13 Ownership.

Each Credit Party and its Subsidiaries has good and marketable title to all of its respective assets, or if any Property is leased by a Credit Party or a Subsidiary, it has a valid leasehold interest enforceable against the ground lessor of such Property in accordance with the terms of such lease, and none of such assets is subject to any Lien other than Permitted Liens.

Section 3.14 Indebtedness.

Except as otherwise permitted under Section 6.1, the Credit Parties and their Subsidiaries have no Indebtedness.

Section 3.15 Taxes.

Each of the Borrowers and their Subsidiaries has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. No Borrower nor any of their Subsidiaries is aware as of the Closing Date of any proposed tax assessments against them or any of their Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.16 Intellectual Property.

Each of the Credit Parties and their Subsidiaries owns, or has the legal right to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted. Set forth on Schedule 3.16 is a list of all Intellectual Property owned by each of the Credit Parties and their Subsidiaries or that the Credit Parties or any of their Subsidiaries has the right to use. Except as provided on Schedule 3.16, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do the Credit Parties or any of their Subsidiaries know of any such claim, and, to the knowledge of the Credit Parties and their Subsidiaries, the use of such Intellectual Property by the Credit Parties or any of their Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Schedule 3.16 may be updated from time to time by the Company to include new Intellectual Property by giving written notice thereof to the Administrative Agent.

Section 3.17 Solvency.

The fair saleable value of each Credit Party’s assets, measured on a going concern basis, exceeds all probable liabilities including those to be incurred pursuant to this Credit Agreement. None of the Credit Parties (a) has unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) has incurred, or believes that it will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay such debts as they become due.

Section 3.18 Investments.

All Investments of each of the Credit Parties and their Subsidiaries are Permitted Investments.

Section 3.19 Location of Collateral.

Set forth on Schedule 3.19(a) is a list of the Properties of the Credit Parties (other than the Subsidiary Borrower) and their Domestic Subsidiaries with street address, county and state where located. Set forth on Schedule 3.19(b) is the state of organization, the chief executive office and the principal place of business of the Credit Parties and their Domestic Subsidiaries. Schedule 3.19(a) and 3.19(b) may be updated from time to time by the Company to include new properties or locations by giving written notice thereof to the Administrative Agent.

Section 3.20 No Burdensome Restrictions.

None of the Borrowers or any of their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.21 Brokers’ Fees.

None of the Credit Parties or any of their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Credit Agreement.

Section 3.22 Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date, other than as set forth in Schedule 3.22 hereto, and none of the Company or any of its Subsidiaries (i) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years, other than as set forth in Schedule 3.22 hereto or (ii) has knowledge of any potential or pending strike, walkout or work stoppage. Other than as set forth on Schedule 3.22, no unfair labor practice complaint is pending against any Credit Party or any of their Subsidiaries.

Section 3.23 Security Documents.

The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon the filing of appropriate financing statements and the recordation of the applicable Mortgage Instruments in each case in favor of the Administrative Agent, on behalf of the Lenders, and upon the Administrative Agent obtaining Control (as defined in the Security Agreement) over those items of Collateral in which a security interest is perfected through Control) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

Section 3.24 Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent, the Arranger or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. There is no fact now known to the Company, any other Credit Party or any of their Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the financial statements of the Company and its Subsidiaries furnished to the Administrative Agent, the Arranger and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent and/or the Lenders.

Section 3.25 Material Contracts.

As of the Closing Date, each Material Contract is, and after giving effect to the transactions contemplated by the Credit Documents will be, in full force and effect in accordance with the terms thereof and neither Credit Party nor any Subsidiary of any Credit Party has violated in any material respect any such Material Contract.

Section 3.26. Insurance.

The present insurance coverage of the Credit Parties and their Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.26 and such insurance coverage complies the requirements set forth in Section 5.5(b).

Section 3.27. Legal Form.

This Agreement and each of the Credit Documents to which the Subsidiary Borrower is intended to be a party are in proper legal form under the law of the Netherlands for the enforcement thereof against the Subsidiary Borrower under such law, and if each of such Credit Documents were stated to be governed by such law, they would constitute legal, valid and binding obligations of the Subsidiary Borrower under such law, enforceable in accordance with their respective terms. All formalities required in the Netherlands for the validity and enforceability of each of such Credit Documents (including, without limitation, any necessary registration, recording or filing with any court or other authority in the Netherlands) have been accomplished, and no taxes are required to be paid to the Netherlands, or any political subdivision thereof or therein, and no notarization is required, for the validity and enforceability thereof.

Section 3.28. Ranking.

This Agreement and the other Credit Documents to which the Subsidiary Borrower is intended to be a party and the obligations evidenced hereby and thereby are and will at all times be direct and unconditional general obligations of the Subsidiary Borrower, and will at all times rank in right of payment and otherwise at least pari passu with all other Indebtedness of the Subsidiary Borrower, whether now existing or hereafter outstanding. There exists no Lien (including any Lien arising out of any attachment, judgment or execution), nor any segregation or other referential arrangement of any kind, on, in or with respect to any of the properties or revenues of the Subsidiary Borrower or any of its Subsidiaries, except as expressly permitted by Section 6.2.

Section 3.29. Commercial Activity; Absence of Immunity.

The Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and each of the other Credit Documents to which it is intended to be a party. The execution, delivery and performance by the Subsidiary Borrower of this Agreement and each of such other Loan Documents constitute private and commercial acts rather than public or governmental acts. Neither the Subsidiary Borrower, nor any of its properties or revenues, is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the obligations of the Subsidiary Borrower under this Agreement or any of such other Credit Documents.

Section 3.30. Classification as Senior Debt.

The Credit Party Obligations constitute “Senior Debt” and “Designated Senior Debt” (or such other comparable term) under and as defined in any agreement governing the outstanding Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1 Conditions to Closing Date and Initial Revolving Loans.

This Credit Agreement shall become effective upon, and the obligation of each Lender to make the initial Revolving Loans on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a) Execution of Agreement. The Administrative Agent shall have received (i) counterparts of this Credit Agreement, (ii) for the account of each Lender, Revolving Notes, (iii) for the account of the Swingline Lender, the Swingline Note and (iv) counterparts of the Security Agreement, the Pledge Agreement, the Dutch Deed of Pledge and each Mortgage Instrument required to be delivered pursuant to Section 4.1(f), in each case conforming to the requirements of this Credit Agreement and executed by a duly authorized officer of each party thereto.

(b) Authority Documents. The Administrative Agent shall have received the following:

(i) Articles of Incorporation. Copies of the articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii) Resolutions. Copies of resolutions of the board of directors or comparable managing body of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws. A copy of the bylaws or comparable operating agreement of each Credit Party certified by a secretary or assistant secretary of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies of (i) certificates of good standing, existence or its equivalent, if available, with respect to the each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect on the business or operations of the Credit Parties and their Subsidiaries in such state and (ii) a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities, if available.

(v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) to be true and correct as of the Closing Date.

(c) Legal Opinions of Counsel. The Administrative Agent shall have received opinions of counsel (including local counsel and Dutch counsel) for the Credit Parties, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent which opinion shall provide, among other things, that the Company and its Subsidiaries are in compliance with all corporate instruments and Material Contracts on the Closing Date after giving effect to initial Extensions of Credit hereunder and shall otherwise be in form and substance reasonably acceptable to the Administrative Agent.

(d) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i) searches of Uniform Commercial Code filings in the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lenders’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii) searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iii) completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral to the extent such security interest may be perfected by such filing;

(iv) with respect to the stock or membership certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, duly executed in blank undated stock or transfer powers;

(v) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral; and

(vi) in the case of any personal property Collateral located at premises leased by a Credit Party, such estoppel letters, consents and waivers from the landlords on such real property as may be reasonably required by the Administrative Agent.

(e) Real Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and the Lenders:

(i) fully executed and notarized mortgages, deeds of trust or deeds to secure debt (each, as the same may be amended, modified, restated or supplemented from time to time, a “Mortgage Instrument” and collectively the “Mortgage Instruments”) encumbering the fee interest in the properties listed in Schedule 3.19(a) as properties owned by the Obligors (each a “Mortgaged Property” and collectively the “Mortgaged Properties”);

(ii) a title report obtained by the Credit Parties in respect of each of the Mortgaged Properties;

(iii) with respect to each Mortgaged Property, an ALTA mortgagee title insurance policies issued by a nationally-recognized title insurance company satisfactory to the Administrative Agent (the “Mortgage Policies”) with respect to any particular Mortgaged Property, assuring the Administrative Agent that each of the Mortgage Instruments creates a valid and enforceable first priority mortgage lien on the applicable Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policies shall be in form and substance reasonably satisfactory to the Administrative Agent and shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

(iv) evidence as to (A) whether any Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (B) if any Mortgaged Property is a Flood Hazard Property, (1) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (2) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (a) as to the fact that such Mortgaged Property is a Flood Hazard Property and (b) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (3) copies of insurance policies or certificates of insurance of the Credit Parties and their Subsidiaries evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders;

(v) maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date satisfactory to each of the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to each of the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (A) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (B) the lines of streets abutting the sites and width thereof; (C) all access and other easements appurtenant to the sites necessary to use the sites; (D) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (E) any encroachments on any adjoining property by the building structures and improvements on the sites; and (F) if the site is described as being on a filed map, a legend relating the survey to said map; and

(vi) opinions of counsel to the Credit Parties for each jurisdiction in which the Mortgaged Properties are located.

(f) Officer’s Certificate. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Company as of the Closing Date stating that (i) no action, suit, investigation or proceeding is pending or, to the knowledge of any Credit Party, threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Credit Party or any other transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect and (ii) immediately after giving effect to this Credit Agreement, the other Credit Documents, and all the transactions contemplated therein to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (C) the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9, as demonstrated by covenant calculations on a schedule attached thereto.

(g) Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1-1 hereto.

(h) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate for each Credit Party prepared by the chief financial officer of each such Credit Party as to the financial condition, solvency and related matters of each such Credit Party, in each case after giving effect to the initial borrowings under the Credit Documents, in substantially the form of Schedule 4.1(h) hereto.

(i) Liability and Casualty Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability and casualty insurance meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named as loss payee or mortgagee, as its interests may appear and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled.

(j) Litigation. There shall not exist any material pending or threatened litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to any Credit Party or any of the Subsidiaries, this Credit Agreement or, the other Credit Documents that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

(k) Environmental Reports. The Administrative Agent shall have received environmental reviews of all real property owned, leased or operated by the Credit Parties and their Subsidiaries deemed necessary by the Administrative Agent in its reasonable discretion, which reports shall be in form and substance reasonably satisfactory to the Administrative Agent.

(l) Mortgaged Properties Appraisals. The Administrative Agent shall have received, in form and substance reasonably satisfactory thereto, the results of appraisals of each of the Mortgaged Properties.

(m) Senior Subordinated Notes. The Company and the lenders applicable thereto shall have entered into documentation with respect to the issuance of the Senior Subordinated Notes in form and substance (including, but not limited to, the composition, subordination and right of payment terms) satisfactory to the Administrative Agent and the Lenders. The Administrative Agent shall have received a copy, certified by an officer of the Company as true and complete, of each Senior Subordinated Note Document as originally executed and delivered, together with all exhibits and schedules thereto. There shall not have been any material modification, amendment, supplement or waiver to the Senior Subordinated Note Documents without the prior written consent of the Administrative Agent and Lenders. The Company shall have received gross cash proceeds from the issuance of the Senior Subordinated Notes in an amount not less than $175,000,000 (before related fees and commissions).

(n) Consents. The Administrative Agent shall have received evidence that all governmental, shareholder and material third party consents and approvals necessary in connection with the financings and other transactions contemplated hereby have been obtained and all applicable waiting periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on such transactions or that could seek or threaten any of such transactions.

(o) Compliance with Laws. The financings and other transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(p) Material Adverse Effect. No material adverse change shall have occurred since April 30, 2003 in the business, properties, prospects, operations or conditions (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

(q) Financial Requirements. Immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated to occur on the Closing Date (i) Consolidated EBITDA (as determined by the Administrative Agent) as of the most recent fiscal quarter ending at least 45 days prior to the Closing Date for the 12 consecutive calendar month period then ending on a Pro Forma Basis, shall be greater than or equal to $48,000,000, (ii) the Leverage Ratio shall be less than or equal to 5.90 to 1.0 and (iii) the Senior Leverage Ratio shall be less than or equal to 2.30 to 1.0.

(r) Financial Statements. The Administrative Agent shall have received copies of the financial statements referred to in Section 3.1 hereof, each in form and substance satisfactory to it.

(s) Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Fee Letter and Section 2.4.

(t) Termination of Existing Indebtedness. All existing Indebtedness for borrowed money of the Borrowers and their Subsidiaries (including the Senior Notes but excluding the Senior Subordinated Notes and the other Indebtedness listed on Schedule 6.1(b)) shall have been repaid in full and terminated and all Liens relating thereto shall have been terminated.

(u) Corporate Structure. The corporate capital and ownership structure of the Company and its Subsidiaries shall be as described in Schedule 3.12. The Administrative Agent and the Lenders shall be satisfied with the corporate and capital structure and with all legal, tax accounting, business and other matters relating to the transactions contemplated hereby.

(v) Dissolution of Allforms Packaging Corp. The Administrative Agent shall have received satisfactory evidence of the corporate dissolution of Allforms Packaging Corp., a New York corporation and the transfer of any assets thereof to the Company.

(w) Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Borrowers that sets forth information required by the Patriot Act (as defined in Section 9.19) including, without limitation, the identity of the Borrowers, the name and address of the Borrowers and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Borrowers in accordance with the Patriot Act.

(x) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Credit Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

Section 4.2 Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date, except to the extent that such representations and warranties address facts and circumstances as of a specified date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Aggregate Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the Swingline Loans shall not exceed the Swingline Committed Amount.

(d) Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

(e) Additional Conditions to Swingline Loans. If a Swingline Loan is requested, all conditions set forth in Section 2.3 shall have been satisfied.

(f) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, all conditions set fort in Section 2.2 shall have been satisfied.

Each request for an Extension of Credit and each acceptance by a Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) through (f) of this Section have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations, together with interest, Commitment Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full, the Credit Parties shall, and shall cause each of their Subsidiaries (other than in the case of Sections 5.1, 5.2 or 5.7 hereof), to:

Section 5.1 Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a) Annual Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company (other than at the end of the fiscal year ended April 30, 2004, in which case 100 days after the end thereof), a copy of the consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows of the Company and its consolidated Subsidiaries for such year, which other than in the case of the consolidating statements shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;

(b) Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of the Company (other than at the end of the fiscal quarter ended July 31, 2004, in which case 55 days after the end thereof), a copy of the consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as at the end of such period and related consolidated and consolidating statements of income and retained earnings and of cash flows for the Company and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments);

(c) Monthly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each month of the Company beginning with the month ended May 31, 2004 (other than at the end of a fiscal quarter, in which case 45 days after the end thereof, or a fiscal year, in which case 90 days after the end thereof), company-prepared (i) statements of sales and earning before taxes of the Company and its Subsidiaries on a segment and consolidated basis as of the end of such period, (ii) statements of accounts receivable, inventory and accounts payable of the Company and its Subsidiaries on a segment and consolidated basis as of the end of such period and (iii) statement of Funded Debt of the Company and its Subsidiaries on a consolidated basis as of the end of such period.

(d) Annual Operating Budget and Cash Flow. As soon as available, but in any event within ninety (90) days after the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Company and its Subsidiaries for the current fiscal year prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year-end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

Section 5.2 Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Sections 5.1(a), 5.1(b) and 5.1(c) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Credit Agreement to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period;

(c) within ten (10) days after the same are sent, copies of all reports (other than those otherwise provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information which the Company sends to its shareholders, and within thirty days after the same are filed, copies of all financial statements and non–confidential reports which the Company may make to, or file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(d) within ninety (90) days after the end of each fiscal year of the Company, a certificate containing information regarding the amount of all Asset Dispositions, Debt Issuances, and Equity Issuances that were made during the prior fiscal year and amounts received in connection with any Recovery Event during the prior fiscal year;

(e) promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to the Company or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person;

(f) promptly upon their becoming available, to the extent not readily available online through Edgar or another similar service, copies of (i) all Securities and Exchange Commission reports of the Credit Parties, (ii) all financial statements, reports, notices and proxy statements sent or made available by the Credit Parties to their security holders, (iii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of the Credit Parties with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (iv) all press releases and other statements made available by any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties; and

(g) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3 Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with industry practice all its material obligations of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations, except when the amount or validity of such obligations and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.

Section 5.4 Conduct of Business and Maintenance of Existence.

Continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all Contractual Obligations and Requirements of Law applicable to it except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5 Maintenance of Property; Insurance.

(a) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted);

(b) Maintain with financially sound and reputable insurance companies insurance on all its material property (including without limitation its material tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried; provided, however, that the Credit Parties and their Subsidiaries may maintain self insurance plans to the extent companies of similar size and in similar businesses do so. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of the Credit Parties or any of their Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies. The present insurance coverage of the Credit Parties and their Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 5.5(b); and

(c) In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction. In case of any loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Credit Party’s cost and expense, will promptly repair or replace the Collateral of such Credit Party so lost, damaged or destroyed.

Section 5.6 Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records (other than materials protected by the attorney–client privilege and materials which the Credit Parties may not disclose without violation of a confidentiality obligation binding upon it) at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Company, and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants.

Section 5.7 Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a) promptly, but in any event within two (2) Business Days after any Credit Party knows or has reason to know thereof, the occurrence of any Default or Event of Default;

(b) promptly, any event of default or material breach under any Contractual Obligation of any Credit Party or any of their Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $2,500,000;

(c) promptly, any litigation, or any investigation or proceeding known to any Credit Party (i) affecting any Credit Party or any of their Subsidiaries which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $2,500,000 (unless covered by insurance, in which case in excess of $5,000,000), (ii) affecting or with respect to this Credit Agreement, any other Credit Document or (iii) involving an environmental claim or potential liability under Environmental Laws in excess of $1,000,000;

(d) as soon as possible and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, individually or in the aggregate, or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

(e) promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Company shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8 Environmental Laws.

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

(c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.

Section 5.9 Financial Covenants.

Commencing on the day immediately following the Closing Date, the Credit Parties shall, and shall cause each of their Subsidiaries to, comply with the following financial covenants:

(a) Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Company and its Subsidiaries occurring during the periods indicated below, shall be less than or equal to the following:

Period	Ratio
Closing Date through and including July 31, 2005	6.50 to 1.00
August 1, 2005 through and including April 30, 2006	6.25 to 1.00
May 1, 2006 and thereafter	6.00 to 1.00

(b) Senior Leverage Ratio. The Senior Leverage Ratio, as of the last day of each fiscal quarter of the Company and its Subsidiaries occurring during the periods indicated below, shall be less than or equal to the following:

Period	Ratio
Closing Date through and including July 31, 2005	2.50 to 1.00
August 1, 2005 through and including April 30, 2006	2.25 to 1.00
May 1, 2006 and thereafter	2.00 to 1.00

(c) Interest Coverage Ratio. The Interest Coverage Ratio, as of the last day of each fiscal quarter of the Company and its Subsidiaries occurring during the periods indicated below, shall be greater than or equal to the following:

Period	Ratio
Closing Date through and including April 30, 2006	2.00 to 1.00
May 1, 2006 and thereafter	2.25 to 1.00

(d) Consolidated Capital Expenditures. Consolidated Capital Expenditures as of the end of each fiscal year of the Company indicated below shall be less than or equal to the following:

Fiscal Year	Amount
Fiscal Year 2004	$25,000,000
Fiscal Year 2005	$25,000,000
Fiscal Year 2006	$30,000,000
Fiscal Year 2007	$30,000,000

plus up to $5,000,000 of the unused amount available for Consolidated Capital Expenditures under this Section 5.9 for the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year), provided, that with respect to any fiscal year, Capital Expenditures made during any such fiscal year shall be deemed to be made first with respect to the applicable limitation for such year and then with respect to any carry forward amount to the extent applicable.

Section 5.10 Additional Subsidiary Guarantors.

The Credit Parties will cause each of their Domestic Subsidiaries (other than the Excluded Subsidiaries and subject to the provisions of Section 6.16), whether newly formed, after acquired or otherwise existing, to promptly become a Guarantor hereunder by way of execution of a Joinder Agreement. In connection therewith, the Credit Parties shall give notice to the Agent not less than fifteen (15) days prior to creating a Subsidiary, or acquiring the Capital Stock of any other Person. The guaranty obligations of any such Additional Credit Party shall be secured by, among other things, the Collateral of the Additional Credit Party and such Domestic Subsidiary shall execute and deliver to the Administrative Agent such Security Documents, legal opinions and related documents as the Administrative Agent may reasonably request with respect thereto.

Section 5.11 Compliance with Law.

Each Credit Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect.

Section 5.12 Pledged Assets.

Each Obligor will, and will cause each of its Domestic Subsidiaries to be subject at all times to a first priority, perfected Lien with respect to all of such Person’s Collateral (subject in each case to Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants regarding the location of personal property as set forth in the Security Documents.

Section 5.13 Further Assurances.

(a) Within 90 days after the Closing Date, the Company shall use its commercially reasonable efforts to deliver (or cause to be delivered) to the Administrative Agent, in the case of any warehouse, plant or other real property that is leased by a Credit Party and set forth on Schedule 5.13, such estoppel letters, consents and waivers from the landlords of such real property as may be required by the Administrative Agent.

(b) Within 60 days after the Closing Date (or such later date as may be mutually agreed upon by the Administrative Agent and the Company), (i) the Company shall have recorded transfer documents for certain patents that U.S.P.T.O filings indicate to be owned by Reusable Rolls, Inc., and for certain patents that U.S.P.T.O filings indicate to be owned by Hayes Manufacturing; and (ii) used commercially reasonable efforts to remove errant recordations for Trademark Reg. No. 1208245.

(c) Within 90 days after the Closing Date (or such later date as may be mutually agreed upon by the Administrative Agent and the Company), (i) the Company shall have (or shall have caused the Subsidiary Borrower to have) sought the advice of the Works Council of Fibor Packaging B.V. with respect to the conditional transfer of a majority of the voting rights of the shares in the share capital of the Subsidiary Borrower pursuant to the pledge of the shares in the share capital of the Subsidiary Borrower as contemplated by this Credit Agreement and the other Credit Documents in accordance with the procedural requirements prescribed under the Works Council Act (Wet op de ondernemingsraden) and (ii) shall have (or shall have caused the Subsidiary Borrower to have) used its best efforts to effect full cooperation of the works council and to obtain its positive advice regarding the conditional transfer of the remaining voting rights associated with the shares pledged under the Dutch Deed of Pledge.

ARTICLE VI

NEGATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations, together with interest, Commitment Fee and all other amounts owing to the Administrative Agent or any Lender hereunder, are paid in full that:

Section 6.1 Indebtedness.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

(b) Indebtedness of the Credit Parties and their Subsidiaries existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1(b)) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date hereof;

(c) Indebtedness of the Credit Parties and their Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Indebtedness shall not exceed $10,000,000 at any time outstanding;

(d) unsecured intercompany Indebtedness among the Credit Parties (other than Indebtedness owing by the Subsidiary Borrower) and their Domestic Subsidiaries, provided that any such Indebtedness shall be (i) fully subordinated to the Credit Party Obligations hereunder on terms reasonably satisfactory to the Administrative Agent and (ii) evidenced by promissory notes which shall be pledged to the Administrative Agent as Collateral for the Credit Party Obligations;

(e) Indebtedness of Foreign Subsidiaries (excluding the Subsidiary Borrower) in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(f) unsecured Indebtedness and obligations owing under Secured Hedging Agreements and other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(g) Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.1;

(h) unsecured Indebtedness owing under the Senior Subordinated Notes;

(i) other unsecured Subordinated Debt in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(j) Indebtedness of the Company and its Subsidiaries that is secured by assets acquired in connection with a Permitted Acquisition and not incurred in contemplation thereof, as long as the outstanding principal amount of the Indebtedness secured thereby is not increased after the date the asset is acquired by the Company or any of its Subsidiaries;

(k) Indebtedness of the Foreign Subsidiaries (other than the Subsidiary Borrower) owing to the Subsidiary Borrower to the extent such loan by the Subsidiary Borrower is permitted pursuant to clause (l) of the definition of Permitted Investments in Section 1.01; and

(l) other Indebtedness of the Credit Parties and their Subsidiaries (excluding Guaranty Obligations of any Credit Party in favor of any Foreign Subsidiary) which does not exceed $1,000,000 in the aggregate at any time outstanding.

Section 6.2 Liens.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

Section 6.3 Nature of Business.

The Credit Parties will not, nor will they permit any Subsidiary to, alter the character of its business in any material respect from that conducted as of the Closing Date.

Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.

The Credit Parties will not, nor will they permit any Subsidiary to,

(a) dissolve, liquidate or wind up its affairs, sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time except the following, without duplication, shall be expressly permitted:

(i) Specified Sales;

(ii) the sale, transfer, lease or other disposition of property or assets (A) to an unrelated party not in the ordinary course of business (other than Specified Sales and Scheduled Asset Dispositions), where and to the extent that they are the result of a Recovery Event or (B) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries, as appropriate, in its reasonable discretion, so long as and the net proceeds therefrom are used to repair or replace damaged property or to purchase or otherwise acquire new assets or property, provided that such purchase or acquisition is committed to within 180 days of receipt of the net proceeds and such purchase or acquisition is consummated within 270 days of receipt of such proceeds;

(iii) the sale, lease or transfer of property or assets (at fair value) between the Company and any Guarantor;

(iv) the sale, lease or transfer of property or assets from a Credit Party other than the Company to another Credit Party (other than the Subsidiary Borrower);

(v) Scheduled Asset Dispositions; and

(vi) the sale, lease or transfer of property or assets not to exceed $7,500,000 in the aggregate in any fiscal year;

provided, that in each case (A) at least 75% of the consideration received therefor by the Credit Parties or any such Subsidiary is in the form of cash or Cash Equivalents, (B) after giving effect to the sale of such assets and the repayment of Indebtedness with the proceeds thereof, the Credit Parties would be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 5.9 hereof, recalculated for the most recently ended month for which information is available and will be in compliance with all other terms and conditions of this Credit Agreement, and (C) no Event of Default then exists or shall result from such Asset Disposition; provided, further, that with respect to sales of assets permitted hereunder only, the Administrative Agent shall be entitled, without the consent of the Required Lenders, to release its Liens relating to the particular assets sold; or

(b) (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person (other than purchases or other acquisitions of inventory, leases, materials, property and equipment in the ordinary course of business, except as otherwise limited or prohibited herein) or (ii) enter into any transaction of merger or consolidation, except for Investments or acquisitions permitted pursuant to Section 6.5.

Section 6.5 Advances, Investments and Loans.

The Credit Parties will not, nor will they permit any Subsidiary to, lend money or extend credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person except for Permitted Investments.

Section 6.6 Transactions with Affiliates.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s–length transaction with a Person other than an officer, director, shareholder or Affiliate.

Section 6.7 Ownership of Subsidiaries; Restrictions.

The Credit Parties will not, nor will they permit any Subsidiary to, create, form or acquire any Subsidiaries, except for Domestic Subsidiaries which are joined as Additional Credit Parties in accordance with the terms hereof and Foreign Subsidiaries. The Credit Parties will not sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of their Subsidiaries, nor will they permit any of they Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests, except in a transaction permitted by Section 6.4.

Section 6.8 Fiscal Year; Organizational Documents; Material Contracts.

No Credit Party will, nor will they permit any of their Subsidiaries to, change their fiscal year. No Credit Party will, nor will they permit any of their Subsidiaries to, amend, modify or change their articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any material respect without the prior written consent of the Required Lenders. The Credit Parties will not, nor will they permit any of their Subsidiaries to, without the prior written consent of the Administrative Agent and the Required Lenders, amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of the Material Contracts, except in the event that such amendments, modifications, cancellations or terminations, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.9 Limitation on Restricted Actions.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable law, (iii) the Senior Subordinated Notes, (iv) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or (v) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.10 Restricted Payments.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions (directly or indirectly through Subsidiaries) payable to any Credit Party, (c) provided that no Default or Event of Default pursuant to Section 7.1(a) or 7.1(e) shall have occurred and subject to the provisions of Article X of the Senior Subordinated Note Indenture, to make regularly scheduled payments of interest in respect of the Senior Subordinated Notes but only to the extent required by and subject to the subordination provisions contained in, the Senior Subordinated Note Indenture, as such may be amended or modified from time to time in accordance with Section 6.11 and (d) provided that no Default or Event of

Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof and the Credit Parties will be in compliance with the financial covenants set forth in Section 5.9 after giving effect to any such payment, to make Restricted Payments (i) pursuant to and in accordance with the ESOP Plan and (ii) to Fred G. von Zuben in connection with Subordinated Debt issued by the Borrower and permitted under Section 6.1(i), in an aggregate amount for clauses (i) and (ii) not to exceed $7,000,000 in any fiscal year.

Section 6.11 Amendment of Subordinated Debt.

The Credit Parties will not, nor will they permit any Subsidiary to, after the issuance thereof, amend or modify or waive (or permit the amendment, modification or waiver of) any of the terms of any Subordinated Debt if the effect of such amendment, modification or waiver would be (i) to increase the principal amount due thereunder, (ii) to shorten or accelerate the time of payment of any amount due thereunder, (iii) to increase the applicable interest rate or amount of any fees or costs due thereunder, (iv) to amend any of the subordination provisions thereunder (including any of the definitions relating thereto), (v) to make any covenant therein more restrictive or add any new covenant, (vi) to grant any Lien, (vii) to provide for any additional guarantor with respect thereto unless such Person becomes a Guarantor hereunder or (viii) in the determination of the Administrative Agent, be adverse in any other material respect to the rights or interests of the Lenders. None of the Credit Parties will breach or otherwise violate any of the subordination provisions applicable thereto, including without limitation restrictions against payment of principal and interest and other amounts thereon.

Section 6.12 Sale Leasebacks.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Credit Party or a Subsidiary or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Credit Party or a Subsidiary to another Person which is not a Credit Party or a Subsidiary in connection with such lease.

Section 6.13 No Further Negative Pledges.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Credit Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith and (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.14 Operating Leases.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or permit to exist any obligations for the payment of rent under Operating Leases which in the aggregate for all such Persons would exceed $5,000,000 in any fiscal year.

Section 6.15 Designation as “Designated Senior Debt”.

The Company shall not designate any Indebtedness as “Designated Senior Debt” (as defined in the Senior Subordinated Note Indenture) for purposes of the Senior Subordinated Note Indenture without the prior written consent of the Required Lenders.

Section 6.16 Limitation on Excluded Subsidiaries.

The Credit Parties will not permit the Excluded Subsidiaries to (i) own any other assets or to conduct any other business other than such assets owned and such business conducted, in each case as of the Closing Date or (ii) to account for, individually or in the aggregate for all such Excluded Subsidiaries, more than 5% of the net income or assets (determined on a consolidated basis) of the Company and its Subsidiaries.

Section 6.17 Limitation on Prepayment of the B.V. Intercompany Note.

The Company will not consent to the optional prepayment by the Subsidiary Borrower of the B.V. Intercompany Note without the prior written consent of the Required Lenders.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Either Borrower shall fail to pay any principal on any Note when due in accordance with the terms thereof or hereof; or either Borrower shall fail to reimburse any Issuing Lender for any LOC Obligations when due in accordance with the terms hereof; or either Borrower shall fail to pay any interest on any Note or any fee or other amount payable hereunder when due in accordance with the terms thereof or hereof and such failure shall continue unremedied for five (5) days (or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations thereunder); or

(b) Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c) (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.1, 5.2, 5.4, Section 5.7(a), Section 5.9 or Article VI hereof; or (ii) any Credit Party shall fail to comply with any other covenant, contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days of its occurrence; or

(d) The Company or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Notes) in a principal amount outstanding of at least $2,500,000 in the aggregate for the Company and any of its Subsidiaries beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $2,500,000 in the aggregate for the Company and its Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, and fail to cure such default within any applicable cure period, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or (iii) breach or default any Hedging Agreement between any Credit Party and any Lender or Affiliate of a Lender; or

(e) (i) The Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any of the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B)

remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any of the Company or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(f) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $1,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 20 Business Days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against the Company or any of its Subsidiaries that could result in a Material Adverse Effect; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected have a Material Adverse Effect; or

(h) There shall occur a Change of Control; or

(i) At any time after the execution and delivery thereof, the Guaranty for any reason, other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity or enforceability of the Guaranty or any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Documents to which it is a party; or

(j) Any other Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be perfected on a material portion of the Collateral; or

(k) Any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under any Subordinated Debt or the subordination provisions contained therein shall cease to be in full force and effect or to give the Lenders the rights, powers and privileges purported to be created thereby; or

(l) Any uninsured damage to or loss, theft or destruction or any assets of the Credit Parties or any of their Subsidiaries shall occur that is in excess of $5,000,000.

Section 7.2 Acceleration; Remedies.

Upon the occurrence of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(e) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, by notice of default to the Borrowers, declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Notes to be due and payable forthwith and direct the Borrowers to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1 Appointment.

Each Lender hereby irrevocably designates and appoints Wachovia as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes Wachovia, as the Administrative Agent such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against the Administrative Agent.

Section 8.2 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement by or through agents or attorneys–in–fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys–in–fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform its the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrowers and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

Section 8.3 Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys–in–fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any other Credit Party or any officer thereof contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of the Borrowers or any other Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by the Borrowers or any other Credit Party of any of the agreements contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of the Borrowers and the other Credit Parties.

Section 8.4 Reliance by the Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Credit Document, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Credit Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

Section 8.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.7 Indemnification.

The Lenders agree to indemnify the Administrative Agent in its capacity as such hereunder (to the extent not reimbursed by the applicable Borrower or the other Credit Parties and without limiting the obligation of the Borrowers or the other Credit Parties to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 8.7 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

Section 8.8 Administrative Agent in its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Administrative Agent was not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.9 Successor Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ prior notice to the Borrowers and the Lenders. If the Administrative Agent shall resign as the Administrative Agent under this Credit Agreement and the Notes, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrowers with such approval not to be unreasonably withheld (provided, however if an Event of Default shall exist at such time, no approval of the Borrowers shall be required hereunder), whereupon (a) such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, (b) the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, (c) the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Notes and (d) the successor Administrative Agent shall execute all documents and take all other actions necessary in connection with the substitution, in accordance with applicable law, of the successor Administrative Agent as creditor of the Company’s Parallel Debts and as holder of the security created pursuant to the Credit Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

Section 8.10 Nature of Duties.

Except as otherwise expressly stated herein, any agent (other than the Administrative Agent) or arranger listed from time to time on the cover page of this Credit Agreement shall have no obligations, responsibilities or duties under this Credit Agreement or under any other Credit Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders; provided, however, that such agents and arrangers shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article VIII in their capacity as an agent or arranger.

Section 8.11 Parallel Debts and the Administrative Agent.

Notwithstanding any provision to the contrary in any Credit Document, in relation to the Company’s Parallel Debts and any security governed by Dutch law (a) the Administrative Agent shall act for itself (but always for the benefit of the Finance Parties in accordance with the provisions of the Credit Documents); and (b) the rights, powers and authorities vested in the Administrative Agent pursuant to the Credit Documents are subject to any restrictions imposed by mandatory Dutch law.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendments, Waivers and Release of Collateral.

Neither this Credit Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section 9.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrowers written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, waiver, supplement, modification or release shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (other than interest at the increased post-default rate) or extend the scheduled date of any payment thereof (it being understood and agreed that any extension or waiver of a mandatory prepayment required pursuant to Section 2.6(b)(ii)-(v) shall require the consent of the Required Lenders only) or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby, or

(ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders, or

(iii) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent, or

(iv) release any Borrower from its obligations hereunder or any material Guarantor from its obligations under the Guaranty, in each case without the written consent of all of the Lenders, or

(v) release all or any material portion of the Collateral, without the written consent of all of the Lenders and any Hedging Agreement Provider, or

(vi) amend, modify or waive any provision of the Credit Documents requiring consent, approval or request of the Required Lenders or all Lenders, without the written consent of all of the Required Lenders or Lenders as appropriate; or

(vii) amend, modify or waive any provision of the Credit Documents affecting the rights or duties of the Administrative Agent, any Issuing Lender or the Swingline Lender under any Credit Document without the written consent of the Administrative Agent, such Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action; or

(viii) amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Hedging Agreement Provider directly affected thereby; or

(ix) change Section 2.11 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender.

Any such waiver, amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrowers, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9). In addition, the Credit Parties and the Lenders hereby authorize the Administrative Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 2.1(a) from time to time in the manner requested by the Credit Parties, the Administrative Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Administrative Agent shall promptly deliver a copy of any such modification to the Borrowers and each Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 9.2 Notices.

Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the Business Day immediately following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Borrowers, the other Credit Parties and the Administrative Agent, and as set forth on Schedule 9.2 in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Company and the other	The Newark Group, Inc 20 Jackson Drive Cranford, New Jersey 07016
Credit Parties:

Attention: Mr. Joseph E. Byrne, Vice President – Planning & Finance

Telecopier: (908) 276-2888

Telephone: (908) 276-4000

with a copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey 07068

Attention: Gary M. Wingens

Telecopier: (973) 597-2400

Telephone: (973 597-2500

The Administrative Agent:

Wachovia Bank, National Association, as Administrative Agent

Charlotte Plaza

201 South College Street, CP-8

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Telecopier: (704) 383-3612

Telephone: (704) 383-4131

with a copy to:

Wachovia Bank, National Association

One Wachovia Center, DC-5

Charlotte, North Carolina 28288-0737

Attention: Mr. Andrew Payne

Telecopier: (704) 383-7611

Telephone: (704) 383-1106

To the Administrative Agent Regarding Foreign Currency Loans:

Wachovia Bank, N.A.

London Branch

3 Bishopsgate

London, England, EC2N3AB

Attention: Maureen Hart

Telecopier: 011 44 207 929 4645)

with a copy to:

Wachovia Bank, National Association, as Administrative Agent

Charlotte Plaza

201 South College Street, CP-8

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Telecopier: (704) 704-383-0288

Telephone: (704) 383-4131

Section 9.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans, provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.

Section 9.5 Payment of Expenses and Taxes.

The Borrowers agree (a) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent and the Arranger, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and the other Credit Documents, including, without limitation, the reasonable fees and disbursements of outside or in-house counsel to the Administrative Agent and to the Lenders, and (c) on demand, to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their Affiliates harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans (all of the foregoing, collectively, the “indemnified liabilities”); provided, however, that the Borrowers shall not have any obligation hereunder to the Administrative Agent or any Lender or any Affiliate thereof with respect to indemnified liabilities to the extent arising from the gross negligence or willful misconduct of the Administrative Agent or any such Lender or any such Affiliate, as determined by a court of competent jurisdiction. The agreements in this Section 9.5 shall survive repayment of the Loans and the Credit Party Obligations.

Section 9.6 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Credit Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrowers and the Guarantors may not assign or transfer any of their rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other

Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon (it being understood and agreed that any extension or waiver of a mandatory prepayment required pursuant to Section 2.6(b)(ii)-(v) shall require the consent of the Required Lenders only) in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof), (ii) release all or substantially all of the Guarantors from their obligations under the Guaranty, (iii) release all or substantially all of the collateral, or (iv) consent to the assignment or transfer by the Borrowers of any of its rights and obligations under this Credit Agreement. In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided further, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate or Related Fund thereof that satisfies the requirements set forth in Section 9.20 and with the consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers (in each case, which consent shall not be unreasonably withheld), to one or more additional banks or financial institutions or entities that satisfies the requirements set forth in Section 9.20 (“Purchasing Lenders”), all or any part of its rights and obligations under this Credit Agreement and the Notes in minimum amounts of $5,000,000 with respect to its Revolving Commitment and its Revolving Loans (or, if less, the entire amount of such Lender’s Revolving Commitment and Revolving Loans), pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender or an affiliate or Related Fund thereof, the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that any sale or assignment to an existing Lender, or Affiliate or Related Fund thereof, shall not require the consent of the Administrative Agent or the Borrowers nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Credit Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Credit Agreement, such transferor Lender shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Credit Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement new Notes to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

(d) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender, as agreed between them, of a registration and processing fee of $3,500 for each Purchasing Lender (other than an Affiliate of such Lender or a Related Fund) listed in such Commitment Transfer Supplement and the Notes subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrowers.

(f) The Borrowers authorize each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrowers and its Affiliates which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender’s credit evaluation of the Borrowers and its Affiliates prior to becoming a party to this Credit Agreement, in each case subject to Section 9.15.

(g) At the time of each assignment pursuant to this Section 9.6 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrowers and the Administrative Agent the appropriate Internal Revenue Service Forms described in Section 2.18.

(h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to any Federal Reserve Bank in accordance with applicable laws.

Section 9.7 Adjustments; Set-off.

(a) Each Lender agrees that if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(e), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the applicable Credit Party, any such notice being expressly waived by the applicable Credit Party to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of any Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the obligations and liabilities of such Credit Party to such Lender hereunder and claims of every nature and description of such Lender against such Credit Party, in any currency, whether arising hereunder, under the Notes or under any documents contemplated by or referred to herein or therein, as such Lender may elect, whether or not such Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the applicable Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of such Credit Party, or against anyone else claiming through or against such Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the applicable Credit Party and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 9.8 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

Section 9.9 Counterparts.

This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Credit Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

Section 9.10 Effectiveness.

This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

Section 9.11 Severability.

Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12 Integration.

This Credit Agreement and the other Credit Documents represent the agreement of the Borrowers, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrowers, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.13 Governing Law.

This Credit Agreement and, unless otherwise specified therein, each other Credit Document and the rights and obligations of the parties under this Credit Agreement and such other Credit Document shall be governed by, and construed and interpreted in accordance with, the law of the State of New York; provided, however, that (i) the Dutch Deed of Pledge shall be governed by the laws of the Netherlands and (ii) each Mortgage Instrument shall be governed by, and construed and interpreted in accordance with, the law of the State in which the Mortgaged Property is located.

Section 9.14 Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against the Borrowers and/or any other Credit Party with respect to this Credit Agreement, any Note or any of the other Credit Documents may be brought in any state or federal court of competent jurisdiction in the State of New York, and, by execution and delivery of this Credit Agreement, the Borrowers and each of the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available. The Borrowers and each of the other Credit Parties irrevocably agree that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Borrowers and the other Credit Parties to be effective and binding service in every respect. The Borrowers, the other Credit Parties, the Administrative Agent and the Lenders irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrowers or the other Credit Parties in the court of any other jurisdiction.

Section 9.15 Confidentiality.

The Administrative Agent and each of the Lenders agrees that it will use its commercially reasonable efforts (equivalent to the efforts such Lender applies to maintain the confidentiality of its own confidential information) not to disclose without the prior consent of the Borrowers (other than to its employees, affiliates, auditors or counsel or to another Lender) any information (the “Information”) with respect to the Credit Parties and their Subsidiaries which is furnished pursuant to this Credit Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein and which is designated by the Borrowers to the Lenders in writing as confidential or as to which it is otherwise reasonably clear such information is not public, except that any Lender may disclose any such Information (a) as has become generally available to the public other than by a breach of this Section 9.15, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency or the National Association of Insurance Commissioners or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender, (d) to (i) any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 9.6 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company, provided that such prospective transferee shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement, (e) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications and (f) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Hedging Agreement.

Section 9.16 Acknowledgments.

The Borrowers and the other Credit Parties each hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrowers and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c) no joint venture exists among the Lenders or among the Borrowers or the other Credit Parties and the Lenders.

Section 9.17 Waivers of Jury Trial.

THE BORROWERS, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.18 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

Section 9.19 USA Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each of the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

Section 9.20 Lenders as Professional Market Parties.

Each of the Lenders hereby represents and warrants to each of the Credit Parties that as of the Closing Date or on the date such Lender becomes a Lender hereunder pursuant to Section 9.6, as applicable, such Lender is one or more of the following: (a) a duly supervised bank, insurance company, securities institution, investment institution or pension fund in any of the Member States of the European Union, Liechtenstein, Iceland, Norway, Hungary, Monaco, Poland, Puerto Rico, Saudi Arabia, Slovakia, the Czech Republic, Turkey, South Korea, the United States, Japan, Australia, Canada, Mexico, New Zealand or Switzerland, (b) an enterprise with consolidated total assets at least equal to €500,000,000 (measured as of the last day of the most recently completed year end balance sheet), (c) an enterprise (i) with consolidated equity of at least equal to €10,000,000 (measured as of the last day of the most recently completed year end balance sheet) and (ii) which have been on the active financial markets at least twice a month (on average) during the last two years or (d) an enterprise with a rating (or which have issued securities having a rating) from Moody’s, S&P, Fitch or another rating agency accepted by the Dutch Central Bank (De Nederlandsche Bank N.V.).

Section 9.21 Parallel Debts.

(a) Without prejudice to the other provisions of this Credit Agreement and the other Credit Documents and for the purpose of ensuring the validity and effect of any security right governed by Dutch law and granted or to be granted by the Company pursuant to the Credit Documents, the Company undertakes, as a separate and independent obligation to the Administrative Agent, to pay to the Administrative Agent its Parallel Debts.

(b)	(i) The Company may not pay its Parallel Debts other than at the instruction of, and in the manner determined by, the Administrative Agent. All payments to be made by the Company under the Credit Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(ii) Without prejudice to paragraph (i) above, the Company shall be obliged to pay its Parallel Debts (or, if the Company's Underlying Debts are due at different times, amounts of its Parallel Debts corresponding to each such Underlying Debts) only when its Underlying Debts have fallen due.

(c) Any payment made, or amount recovered, in respect of the Company’s Parallel Debts shall reduce the Company’s Underlying Debts to any Finance Party by the amount which that Finance Party is entitled to receive out of that payment or recovery under the Credit Documents.

ARTICLE X

GUARANTY

Section 10.1 The Guaranty.

In order to induce the Lenders to enter into this Credit Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder, each of the Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: each of the Guarantors hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety (including, without limitation, the guarantee by the Company of any Obligations owing by the Subsidiary Borrower) the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations. If any or all of the Credit Party Obligations becomes due and payable hereunder, each Guarantor unconditionally promises to pay such Credit Party Obligations to the Administrative Agent and the Lenders, or order of the Administrative Agent or any such Lender, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Credit Party Obligations.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2 Bankruptcy.

Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Borrowers to the Lenders whether or not due or payable by the Borrowers upon the occurrence of any of the events specified in Section 7.1(e), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that the Borrowers or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrowers or a Guarantor, the estate of a Borrower or a Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3 Nature of Liability.

The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Borrowers whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrowers or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Borrowers, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrowers, or (e) any payment made to the Administrative Agent or the Lenders on the Credit Party Obligations which the Administrative Agent or such Lenders repay the Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4 Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or any Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or any Borrower and whether or not any other Guarantor or any Borrower is joined in any such action or actions.

Section 10.5 Authorization.

Each of the Guarantors authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Credit Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, Borrowers or other obligors.

Section 10.6 Reliance.

It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Borrowers or the officers, directors, members, partners or agents acting or purporting to act on their behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7 Waiver.

(a) Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against any Borrower, any other Guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any Guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any Borrower, any Guarantor or any other party other than payment in full of the Credit Party Obligations, including without limitation any defense based on or arising out of (i) the disability of any Borrower, any Guarantor or any other party, or (ii) the unenforceability of the Credit Party Obligations or any part thereof from any cause, or (iii) the cessation from any cause of the liability of any Borrower other than payment in full of the Credit Party Obligations or (iv) any determination that such Credit Party Obligations shall not have been incurred as originally intended by the parties hereto. The Administrative Agent or any of the Lenders may, at their election, foreclose on any security held by the Administrative Agent or a Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and any Lender may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent and each of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against any Borrower or any other party or any security.

(b) Each of the Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders against the Borrowers or any other guarantor of the Credit Party Obligations of the Borrowers owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Loans hereunder shall have been paid and the

Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent and the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Borrowers and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the Credit Party Obligations of the Borrowers until such time as the Credit Party Obligations shall have been paid and the Commitments have been terminated.

Section 10.8 Limitation on Enforcement.

The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Credit Agreement. The Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

COMPANY:	THE NEWARK GROUP, INC.,
a New Jersey corporation,
By:
Name:
Title:
SUBSIDIARY	NEWARK GROUP INTERNATIONAL B.V.,
BORROWER:	a private company with limited liability with
its corporate seat in Amsterdam, the Netherlands
By:
Name:
Title:
ADMINISTRATIVE AGENT
AND LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and as a Lender
By:
Name:
Title: